UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-138519

PROSPECTUS	FEBRUARY 6, 2007

MAGENTA MEDIA (US) INC.
a Nevada Corporation

12,065,295 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 12,065,295 shares of common stock of Magenta Media (US) Inc. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in three separate private transactions, as described in this prospectus under “Selling Stockholders.”

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The selling stockholders are required to sell our shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 13 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

PART I – INFORMATION REQUIRED IN THE PROSPECTUS

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision relating to the purchase of our shares of common stock.

OUR BUSINESS

We are the owner of an integrated computer software and hardware based platform that enables hotels to provide their guests with wireless entertainment and services through the use of a single hand-held computer or personal digital assistant (“PDA”) device that hotels give to their guests upon check-in. We refer to this computer software and hardware platform as the “Wireless Guest Entertainment” (“WGE”) platform. Our WGE platform has been designed with the objective of providing hotels with the opportunity to increase revenue and guest satisfaction by providing wireless entertainment and services packages to their guests. Our WGE platform enables hotel guests to have a higher degree of control of their in-room experience on a single hand-held computer or PDA.

Our Magenta WGE technology consists of two complementary technologies—the New Media technology and the TV Extension Platform technology. The New Media technology is a software and hardware package for wireless hotel in-room entertainment systems that incorporates the use of a programmed handheld PDA that enables hotel guests to wirelessly order and pay for a variety of hotel based services. The TV Extension Platform technology consists of a software platform that enables the launch of interactive services by a television broadcaster. The combined platform allows for interaction between hotel guests and the television service and between the hotel’s financial processing systems, which are able record and process the purchase of products or services through the Magenta WGE network.

We have completed the development of the Magenta WGE application and have launched a successful pilot program of the product in a London hotel. Although we plan to make additional improvements to the Magenta WGE technology going forward, the platform is ready for market in its current configuration. We have commenced the process of marketing our Magenta WGE application, but to date we have achieved only minimal sales. Accordingly, we are in the development stage of our business. Further, we will require additional financing in order to effectively market our Magenta WGE application.

Our plan of operations is to generate revenues by licensing our WGE solution to hotels and selling them the necessary hardware to run the technology. We have targeted 3-, 4- and 5-star independent hotels and small group hotels (that is, hotel groups with approximately 5 or fewer locations) as well as hotels located in historic properties in the London, England area for our initial marketing efforts. We plan to market directly to these hotels in order to secure our initial hotel customers. In addition to engaging in these direct marketing efforts, we also plan to target sales to these hotels indirectly through third-party partners on the basis of commission or revenue sharing arrangements.

We were incorporated as Hasox Inc. on May 23, 2005 under the laws of the State of Nevada. We conduct our business operations in the United Kingdom through Magenta New Media Ltd (“Magenta UK”), our wholly owned subsidiary, which was incorporated under the laws of the United Kingdom on February 18, 2004. We acquired Magenta UK on May 23, 2006 for consideration consisting of 12,500,000 shares of our common stock. During the period from our incorporation to the date of our acquisition of Magenta UK, we were engaged in completing our corporate organization and our initial financings. We changed our name to “Magenta Media (US) Inc.” on September 14, 2006 to reflect our acquisition of Magenta UK. We are presently engaged in efforts to market the Magenta WGE application through Magenta UK as our wholly owned subsidiary.

Magenta UK has been working on efforts to commercially exploit the New Media technology since March 30, 2004, when Magenta UK entered into an agency exploitation agreement with four entities that had acquired licenses to the New Media technology. In addition, as of April 10, 2006, Magenta UK became an agent for the licensee of the TV Extension Platform technology under a separate agency exploitation agreement. Under these agency exploitation agreements, Magenta UK acted as the agent to the licensees to commercially exploit the license rights in these two technologies by pursuing potential income-earning opportunities on behalf of the licensees.

We acquired all intellectual property rights to the New Media technology and the TV Extension Platform technology as of June 30, 2006 in two separate transactions for total consideration consisting of 7,000,000 shares of our common stock. The licenses held by the licensees, as well as the agency exploitation agreements pursuant to which Magenta UK worked to commercially exploit the New Media and TV Extension Platform technologies on behalf of these licensees, were terminated concurrently with our acquisition of these intellectual property rights. As a result, we now own all intellectual property rights to these two technologies that comprise the Magenta WGE technology, and Magenta UK, as our wholly-owned subsidiary, continues to work to seek commercial opportunities with respect to the Magenta WGE technology by marketing it to hotels on our behalf.

We presently have limited funds with which to pursue our plan of operations to market our Magenta WGE application. We have completed private placement financings as part of our corporate organization and as a condition of our acquisition of Magenta UK. While we plan to apply the proceeds of these private placements towards the marketing of our Magenta WGE application, we anticipate that we will require additional funding in order to achieve significant sales of our Magenta WGE application and related services. We have no arrangements for any additional financing and there is no assurance that we will obtain any additional financing.

Our principal office is located at Suite 5.18, 130 Shaftesbury Avenue, London, England, W1D 5EU. Our telephone number is +44 (0)20 7031 1187 and our fax number is +44 (0)20 7031 1199.

THE OFFERING

The Issuer:	Magenta Media (US) Inc.
The Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus.
Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to 12,065,295 shares of our common stock having a par value of $0.25 per share.
Offering Price

The selling stockholders will sell the common stock at a price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board or is listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering, which we estimate to be approximately $50,000. See “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 12,065,295 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 32,065,295 shares of our common stock issued and outstanding as at January 10, 2007.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended September 30, 2006 and 2005 and for the period from incorporation (February 18, 2004) to September 30, 2006, including the notes to those financial statements. These financial statements are included elsewhere in this prospectus. Effective May 23, 2006, we acquired 100% of the issued and outstanding shares of Magenta UK by issuing 12,500,000 shares of our common stock. Notwithstanding its legal form, our acquisition of Magenta UK has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of Magenta UK owning the majority of our issued and outstanding shares. Because Hasox Inc. (now Magenta Media (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by Magenta UK accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of Magenta Media (US) Inc. are included in our consolidated financial statements effective May 23, 2006. Our date of inception is the date of incorporation of Magenta UK, being February 18, 2004, and our financial statements are presented with reference to the date of inception of Magenta UK. The summarized financial data should also be read in conjunction with the section of this prospectus entitled "Management’s Discussion and Analysis or Plan of Operations". All figures are in U.S. funds.

Balance Sheets

	September 30, 2006	September 30, 2005
	(Audited)	(Audited)
Cash	$ 35,242	$ 14,097
Total Assets	$ 38,785	$ 18,138
Total Liabilities	$ (110,929)	$(72,371)
Total Stockholders’ Deficiency	$ (72,144)	$(54,233)

Statements of Operations

			Cumulative from
			Incorporation
	Year Ended	Year Ended	(February 18, 2004)
	September 30,	September 30,	to September 30,
	2006	2005	2006
	(Audited)	(Audited)	(Audited)

Revenue	$ 1,782	$ 760	$ 2,542

General and Administrative Expenses	$(1,894,798)	$(172,251)	$(2,159,330)

Loss for the Period	$(1,894,872)	$(171,491)	$(2,158,644)

Total Comprehensive Loss for the Period	$(1,899,905)	$(160,782)	$(2,151,748)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

As we have a limited operating history and our ability to exploit our Wireless Guest Entertainment (“WGE”) technology is untested, we may never earn revenues or achieve profitability.

We were incorporated on May 23, 2005 and only recently acquired Magenta UK on May 23, 2006. Magenta UK was incorporated in the United Kingdom on February 18, 2004. Magenta UK’s experience with the Magenta WGE application, which consists of two technologies (the New Media technology and the TV Extension Platform technology), has been limited to acting as an agent of four original licensees of the New Media technology and as agent of one original licensee of the TV Extension Platform technology, in each case, with a contractual mandate to exploit commercially the technology on behalf of the licensees. Our operating history is limited, and to date we have been involved primarily in organizational and development activities. Moreover, we have only recently acquired the intellectual property rights to the WGE technology on May 23, 2006, and we have little experience as the owner of the technology. We have had only minimal revenues to date ($2,542 since inception on February 18, 2004 through September 30, 2006), and our ability to effectively market our Magenta WGE technology is untested. Accordingly, there is no assurance that we will ever achieve revenues or profitability.

As we have had only minimal sales of our WGE solution to date, there is no assurance that we will ever achieve significant revenues.

Our plan of operation is focused on marketing and selling our Magenta WGE solutions to independent hotels and small group hotels in the 3-, 4- or 5-star category as well as hotels located in historic buildings in London, UK. Our ability to achieve revenues and future profitability will depend on our ability to successfully market our WGE solution to these hotels. As indicated above, we have had only minimal revenues to date ($2,542 since inception on February 18, 2004 through September 30, 2006). There is no assurance that we will be able to successfully develop sales of our WGE solution. We are not able to provide investors with any assurance that we will be able to operate our business successfully or that we will be able to achieve profitable operations. Potential investors should consider the difficulties normally encountered in developing and commercializing new technological solutions, and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the marketing process that we plan to undertake. These potential problems include, but are not limited to unanticipated problems relating to the development and distribution and marketing or our product and our inability to provide a service that meets the expectations of hotels and their guests. If we are unsuccessful in addressing these risks, then we will not achieve revenues and our business will most likely fail.

If we are unable to obtain additional financing to execute our plan of operations, then we will not have sufficient funds with which to carry out our plan of operations and our business will most likely fail.

Our plan of operations is to market and generate revenues from our Magenta WGE technology. As at September 30, 2006, we had cash of $35,242 and a working capital deficit of $73,801. We anticipate that our planned expenditures over the next twelve months to implement our plan of operations in the amount of $275,279 will exceed our cash reserves and working capital. Accordingly, unless we achieve significant revenues within the next twelve months, we anticipate that we will require financing in the amount of approximately $350,000 in order to carry out our plan of operations for the next twelve months. In fact, because we have limited cash and working capital, we will not be able to fund our operations beyond February 1, 2007 without additional financing. We presently do not have any arrangements for additional financing in place and there is no assurance that we will be able to arrange for additional financing. If we are not able to arrange for additional financing to cover these additional anticipated expenses, we will not be able to execute our plan of operations with the result that our business may fail and investors may lose a substantial portion or all of their investment.

If we are not able to enter into agreements with hotels to purchase our WGE solution, we will not earn revenues and our business will fail.

We anticipate that a substantial portion, if not all, of our future revenue will be derived directly and indirectly from the sale of our Magenta WGE solution to hotels. The successful introduction and market acceptance of our Magenta WGE solution—as well as the development, introduction and market acceptance of any future enhancements—are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product, or any new product offerings, applications or enhancements. Failure to achieve market acceptance of our product, as a result of competition, technological advances, or otherwise, will result in a lack of sales and revenues, which would cause our business to fail.

If we are not able to enter into arrangements with strategic partners to market our Magenta WGE solution, then our ability to achieve revenues from fees for the adoption and use of our Magenta WGE solution will be reduced.

An important aspect of our business plan involves entering into arrangements with strategic partners to market our Magenta WGE solution to hotel decision makers. There is no assurance that potential strategic partners will enter into these marketing arrangements with us. Further, there is no assurance that any strategic relationships that we enter into will result in sales of our WGE solution to hotel customers. If we are not able to enter into these strategic relationships or if the relationships that we do enter into are not successful, we will have to rely on our direct marketing initiatives to promote our Magenta WGE solution to potential clients, likely resulting in lower than expected revenues and a significantly higher risk that our business will fail.

If we are unable to provide effective WGE services through our WGE solutions, we will have difficulty maintaining and attracting customers.

Our Magenta WGE solution is an integrated software- and hardware-based platform. We have only very limited pilot project experience in deploying our software and hardware technology solutions in hotels. Accordingly, it is very possible we will experience problems in the deployment and implementation of our WGE solution. These problems may result in difficulties in offering the wireless services and functionality to hotel guests, or delays in providing these services. If either the software or hardware component (or the combination of both components working together) does not enable hotels to provide a high level of service to their guests, then we will have difficulty in maintaining any clients that we are able to attract, and it will be difficult for us to attract new customers. This failure to satisfy our initial hotel clients could result in our ability to earn revenues or to attract new customers.

We have a history of losses and negative cash flows, which are likely to continue unless our WGE solution gains sufficient market acceptance to generate a commercially viable level of sales.

Since incorporation through September 30, 2006, we have incurred aggregate comprehensive net losses of $2,151,748. For the fiscal year ended September 30, 2005, we had a total comprehensive net loss for the period of $160,782. For the fiscal year ended September 30, 2006, we had a total comprehensive net loss for the period of $1,899,905. There is no assurance that we will be able to successfully market our Magenta WGE solution in order to generate revenues, achieve profitability and generate positive cash flow in the future. Further, we also expect an increase in development and operating costs as we undertake our plan of operations prior to achieving revenues, of which there is no certainty. Consequently, we expect to incur continued operating losses and net cash outflows until such time as our

WGE solution gains market acceptance sufficient to generate a commercially viable and sustainable level of sales. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our WGE solution, competition from providers of similar services or development of superior technologies by third parties.

If our operating expenses are greater than anticipated, then we will have less funds with which to pursue our plan of operations and our additional financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations prior to achieving revenues are greater than we anticipate. Increased operating costs will cause the amount of additional financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have less funds with which to carry out our plan of operations with the result that our business may fail.

As there is a substantial doubt as to our ability to continue as a going concern, there is a significant risk that our business will fail.

In their report on our annual consolidated financial statements for the years ended September 30, 2006 and 2005, our independent auditors included an explanatory paragraph expressing doubt about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. As a result, we caution investors that there is a substantial risk that our business may fail.

Because our sole officer and director does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act, there is a risk that our Exchange Act reports and financial statements may contain errors.

Our sole officer and director, Mr. Nathan Amery, does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act. Nor does he have experience in the preparation or review of Exchange Act reports or financial statements. Due to Mr. Amery’s lack of experience in the preparation or review of Exchange Act reports, there is a risk that our Exchange Act reports that we file with the Securities and Exchange Commission may contain errors. With respect to our financial statements, we rely on the services of outside accounting professionals that we engage for the preparation of our financial statements. There is a risk that errors will be made by the accountants that may not be identified by Mr. Amery due to his lack of experience in the preparation or review of financial statements. As such, there is a risk that the financial statements that we file with the Securities and Exchange Commission will contain errors. Investors are cautioned that these errors may be present even though the annual financial statements that we prepare and file with the Securities and Exchange Commission are audited by our independent public accountant and the interim financial statements that we prepare and file with the Securities and Exchange Commission are reviewed by our independent public accountant.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our industry is highly competitive and subject to rapid change. Our Magenta WGE technology involves entertainment and service solutions for hotels, providing guests with a variety of options on PDAs or hand-held computers. We cannot guarantee that our software development resources will be sufficient to modify our products fast enough to meet customer and market requirements. We also expect to experience competition from companies with similar technologies or technologies that accomplish similar goals. Some of our current and potential competitors have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

Our products may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our Magenta WGE technology may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current WGE technology on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favourably received.

As we contract out our software development activities to independent third party contractors, there can be no assurance that we will be able to continue development work on our Magenta WGE software or that this work will be completed on a continued or timely basis.

We do not have the internal ability to carry out software development work on our products. To date, we have outsourced our software development work to IPlato, a company based in London, England and the Czech Republic, as well as to Josef Novac, an independent contractor based in Prague, the Czech Republic. We anticipate outsourcing future software upgrades and developments on our services on a project-by-project basis to IPlato, Mr. Novac or other independent website designers. There can be no assurance that any of these third parties will be able to carry out the development work we require when we require it or complete the work on a cost-effective basis. If we are not able to carry out our development work when we require it or obtain such work on a cost-effective basis, we run the risk of not responding to market demands for improvements. This could harm our customer relationships and negatively affect our operating results.

Substantially all of our assets and our sole director and officer are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole director and officer.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a resident of the United Kingdom, and all or a substantial portion of his assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our director and officer.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary WGE technology. We have not achieved any trademark protection of the “Magenta Media” name that we use in connection with our WGE technology and our business. As we have not obtained any trademark protection, we may not be able to prevent any competitor from adopting the same or similar names to the name that we use. Further, there is a risk that a competitor or other party may allege that our use of this name is a breach of the trademark or other intellectual property rights of the party.

We also do not have any patent protection that covers our Magenta WGE technology. Accordingly, the only measure that we believe will be available to us to protect our Magenta WGE technology will be based upon a combination of trade secret and copyright law and our ability to ensure confidentiality of the software source codes through non-disclosure agreements. If any of our competitors copies or otherwise gains access to such proprietary technology or software or develops similar technologies independently, our competitive position will be damaged.

While we believe that we have the rights to exploit the Magenta WGE software, there is a risk that other persons may bring actions against us claiming that we have infringed on their intellectual property rights, including claims based upon the breach of trademark or patent, or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, may be time-consuming and costly to defend or litigate, may divert our attention and resources, may result in the loss of goodwill associated with our business or may require us to make changes to our technologies. We currently do not have sufficient financial resources to defend any litigation that alleges a breach by us of another party’s intellectual property rights.

As a result of these factors, investors should be aware that we may be unable to protect any intellectual property rights that we have or that we will be able to exploit the intellectual property rights that we do have in order to secure a competitive position in the marketplace.

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the marketing of the Magenta WGE technology, we expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully manage our operations if we are successful in marketing our Magenta WGE technology. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

If we lose the services of Mr. Nathan Amery, our sole director and officer, then we may not be able to carry out our plan of operations.

We will be dependent upon the services of Mr. Nathan Amery, our sole director and officer, to carry out our plan of operations. The loss of the services of Mr. Amery could have a serious effect on our ability to execute our business plan and succeed in marketing our Magenta WGE technology. If we should lose the services of Mr. Amery, then we would be forced to hire another person to manage our business and undertake the implementation of our plan of operations. We do not maintain any ‘key man’ insurance on Mr. Amery.

If government regulations are adopted that impose additional costs or requirements on our ability to provide our Magenta WGE technology, then our cost of operations may be increased and we may not be able to carry out our plan of operations.

Our industry is highly regulated and both we and our future customers and clients may be affected by changes in regulation of wireless technology. The indirect impact of changes in regulation could affect our business adversely even though the specific regulations do not apply directly to us or our products. Changing governmental regulations may impose new and different requirements with which our Magenta WGE technology must comply. We have no control over regulations and regulatory change and cannot guarantee that our Magenta WGE technology will meet the minimum standards as set out by applicable future regulation. Establishing compliance may be costly and time-consuming and our failure to do so could result in our inability to market our Magenta WGE technology and carry out our plan of operations.

Further, the existence of government regulation in markets into which we may wish to enter may impose prohibitive costs of operation which could result in our determination not to offer our Magenta WGE technology to hotels in these markets.

RISKS RELATING TO OUR COMMON STOCK

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

For reasons outside our control, our stock price may be volatile.

The market price of our common stock, if listed, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

  technological innovations or new WGE products and services offered by us or our competitors;

  additions or departures of key personnel;

  sales of our common stock;

  our ability to integrate operations, technology, products and services;

  our ability to execute our business plan;

  operating results below expectations;

  loss of any strategic partner or relationship;

  industry developments;

  economic and other external factors; and

  period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above-listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, customer acceptance of business model and application solutions and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

As there is no public market for our common stock, we fixed the benchmark offering by reference to our most recent private offering of our common stock, which was effected at $0.25 per share. The selling stockholders will sell at their common stock at the price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 12,065,295 shares of common stock offered through this prospectus. The selling stockholders acquired these shares of common stock from us in the following transactions:

1.           Certain selling stockholders (identified by footnote 4 in the table below) acquired 11,000,000 shares of our common stock from us at a price of $0.005 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on August 12, 2005.

2.           Certain selling stockholders (identified by footnote 5 in the table below) acquired 665,295 shares of our common stock from us at a price of $0.05 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on May 23, 2006.

3.           Solrod Kapitalanleg ApS (beneficial owner Erik Gravgaard) and Price and Leyland Capital Ltd. (beneficial owner Christoper Ternel) (identified by footnote 6 in the table below) acquired 400,000 shares of our common stock from us at a deemed issue price of $0.25 per share on June 30, 2006 pursuant to Rule 903 of Regulation S of the Securities Act, upon conversion of loans in the aggregate amount of

$100,000 payable pursuant to a promissory notes that we entered into on May 23, 2006 concurrent with the acquisition of Magenta UK.

The following table provides, as of January 10, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

  the number of shares owned by each selling stockholder prior to this offering;

  the total number of shares that are to be offered by each selling stockholder;

  the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

  the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account(3)	this offering(3)	this offering(1), (3)
Keith Amery (5), (7)	70,000	70,000	-0-	-0-
Leanne Amery (5), (7)	70,000	70,000	-0-	-0-
Ricky Arnold (5)	1,000	1,000	-0-	-0-
Brendan Barry (5)	20,000	20,000	-0-	-0-
Solrod Kapitalanleg ApS
(beneficial owner Erik	200,000	200,000	-0-	-0-
Gravgaard) (6)
Mark Dreifuss (5)	40,000	40,000	-0-	-0-
Jacqueline Folland (5), (7)	1,000	1,000	-0-	-0-
Peter Folland (5), (7)	1,000	1,000	-0-	-0-
Stuart Folland (5), (7)	1,000	1,000	-0-	-0-
Mikael Forsberg (4)	1,250,000	1,250,000	-0-	-0-
Gladis Fuller (5), (7)	1,000	1,000	-0-	-0-
Kevin Godfrey (5)	69,900	69,900	-0-	-0-
Kit Godfrey (5)	1,000	1,000	-0-	-0-
Lucy Godfrey (5)	1,000	1,000	-0-	-0-
Oliver Godfrey (5)	1,000	1,000	-0-	-0-
Rebecca Godfrey (5)	1,000	1,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account(3)	this offering(3)	this offering(1), (3)
John Greaves (5)	5,000	5,000	-0-	-0-
Peter Hanford (5)	1,000	1,000	-0-	-0-
Naoimh Harrington (5)	3,000	3,000	-0-	-0-
Adrian Hornbrook (5)	28,192	28,192	-0-	-0-
Rhiannon Howells (5)	2,000	2,000	-0-	-0-
Julia Huxley (5)	10,000	10,000	-0-	-0-
Stephen Huxley (5)	10,000	10,000	-0-	-0-
Sun Sil Hwang (4)	1,250,000	1,250,000	-0-	-0-
Heungtaek Jeong (4)	1,000,000	1,000,000	-0-	-0-
Hyunshim Jeong (4)	1,000,000	1,000,000	-0-	-0-
Amy Johnson (5)	8,435	8,435	-0-	-0-
Hyunsoon Jung (4)	1,000,000	1,000,000	-0-	-0-
Richard King	1,000	1,000	-0-	-0-
Steven Lipscomb (5)	50,000	50,000	-0-	-0-
Scott Lister (5)	2,000	2,000	-0-	-0-
Brian McDevitt (5)	20,000	20,000	-0-	-0-
Stuart Mears (5)	7,500	7,500	-0-	-0-
Henning Mølgaard (4)	1,000,000	1,000,000	-0-	-0-
Roseann Moynihan (5)	2,000	2,000	-0-	-0-
K.E.K. Nellemann (5)	70,000	70,000	-0-	-0-
Ole Mose Nielsen (4)	1,000,000	1,000,000	-0-	-0-
Oliver Nolan (5)	30,000	30,000	-0-	-0-
Philip Norris (5)	7,622	7,622	-0-	-0-
Kyung Soo Oh (4)	1,000,000	1,000,000	-0-	-0-
Rory Oliver (5)	1,000	1,000	-0-	-0-
Geoffrey Peace (5)	20,000	20,000	-0-	-0-
Jason Peace (5)	20,000	20,000	-0-	-0-
Price and Leyland Capital Ltd. (beneficial owner Christoper Ternel) (6)	200,000	200,000	-0-	-0-
Tim Roebuck (5)	1,000	1,000	-0-	-0-
Tommy Rosell (4)	1,250,000	1,250,000	-0-	-0-
Ben Rowswell (5)	8,717	8,717	-0-	-0-
Emma Sibley (5)	2,000	2,000	-0-	-0-
Meryl Sloma (5)	8,695	8,695	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account(3)	this offering(3)	this offering(1), (3)
Sam Sloma (5)	7,714	7,714	-0-	-0-
Stevie Sloma (5)	7,714	7,714	-0-	-0-
Zoe Sloma (5)	7,606	7,606	-0-	-0-
Siobhan Stensland-King (5)	1,000	1,000	-0-	-0-
Tina Stoubæk (4)	1,250,000	1,250,000	-0-	-0-
Matthew Tregoning (5)	2,000	2,000	-0-	-0-
Nicholas Weir (5)	40,000	40,000	-0-	-0-
Peter Mark Williams (5)	1,200	1,200	-0-	-0-
Total:	12,065,295	12,065,295	-0-	-0-

Footnotes:
(1)	Based on 32,065,295 shares of our common stock issued and outstanding as of January 10, 2007.

(2)

Beneficial ownership if calculation under Rule 13d-3 of the Exchange Act. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

(4)	Acquired shares of our common stock pursuant to our August 12, 2005 private placement described in numbered paragraph 1 of this “Selling Shareholders” section.

(5)	Acquired shares of our common stock to our May 23, 2006 private placement described in numbered paragraph 2 of this “Selling Shareholders” section.

(6)	Acquired shares of our common stock pursuant to our June 30, 2006 debt conversion private placement described in numbered paragraph 3 of this “Selling Shareholders” section.

(7)

Keith Amery is the father of Nathan Amery, our president and sole director. Leanne Amery is Nathan Amery’s sister. Jacqueline Folland is Nathan Amery’s mother. Peter Folland is Nathan Amery’s step-father. Stuart Folland is Nathan Amery’s brother. Gladis Fuller is Nathan Amery’s grandmother.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.25 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or qualified for trading on any electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or to qualify our shares for trading on any electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $50,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of January 10, 2007 are as follows:

Directors:

Name of Director	Age

Nathan Amery	26

Executive Officers:

Name of Executive Officer	Age	Office

Nathan Amery	26	President, Secretary and Treasurer

Mr. Amery has not been a director of any reporting company under the Securities Exchange Act of 1934 or any other publicly traded company. He does not have experience in financial accounting and preparation of reports under the Exchange Act. The following describes the business experience of Mr. Nathan Amery, our sole director and executive officer.

Nathan Amery is our president, secretary, treasurer and sole director. Mr. Amery was appointed to our board of directors and as our president and secretary and treasurer on May 23, 2006, concurrent with the closing of our acquisition of our subsidiary, Magenta UK. Mr. Amery has been the managing director of

Magenta UK since May 2004, and continues to serve in that capacity. He works closely with our third party partners on the development and marketing of our services.

In addition to his experience at Magenta UK, Mr. Amery has over six years of experience in software development and analysis within investment banks. Mr. Amery was a systems analyst at JP Morgan Chase from January 2001 until becoming our managing director in May 2004. Mr. Amery served as a fund accountant at Schroders Investment Management from December 1999 until January 2001.

Mr. Amery currently devotes his full-time efforts to our business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, we will consider seeking suitable candidates for election as directors, and establishing various committees, during the current fiscal year.

Family Relationships

We do not currently anticipate electing or appointing as directors or officers of our company any persons who are related to each other or to our existing officer and director.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 10, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers, and (iv) our officers and directors as a group. Each stockholder listed possesses sole voting and investment power with respect to the shares shown.

		Amount and
		nature of beneficial	Percentage
Title of class	Name and address of beneficial owner	owner(2)	of class (1)

Directors and
Officers

Common Stock	Nathan Amery, President and Director	1,475,904 shares	4.6%
	Suite 5.18, 130 Shaftesbury Avenue,
	London, England, W1D 5EU

Common Stock	All executive officers and directors as a group	1,475,904 shares	4.6%

5% Shareholders

Common Stock	ABS Global Capital Inc.(3)	10,421,686 shares	32.5%
	306 Victoria House,
	Victoria, Mahe, Seychelles

Common Stock	The New Media Technology Partnership LLP (4)	5,000,000 shares	15.6%
	4 Bedford Row, London England

Common Stock	TV Extension Platform Technology	2,000,000 shares	6.2%
	Partnership LLP (5)
	4 Bedford Row, London England

Footnotes:
(1)	The percentage of class is based on 32,065,295 shares of common stock issued and outstanding as of January 10, 2007.

(2)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

ABS Global Capital Inc. is beneficially owned by the Outlander Trust. The co-trustees of the Outlander Trust are: (i) United Trust Company (which has Margaret Ferrari, Andrew Cummings, G. Grahame Bollers and Monica Roberts as directors) and (ii) Wealth Management Corp. (which has Laura Mouck as its sole director).

(4)

The New Media Technology Partnership LLP is a limited liability partnership. We are advised that The New Media Technology Partnership LLP is comprised of 63 equity partners and one designated partner, who is a limited partner. Mr. Paul Carter is the designated partner and the administrator of the partnership pursuant to a services agreement between him and the partnership. The administrator is responsible for the administration of the business of the partnership and, subject to the partnership’s operating agreement, makes decisions regarding management of the business of the partnership. Accordingly, Mr. Carter has sole voting and dispositive power over the securities held by The New Media Technology Partnership LLP.

(5)

The TV Extension Platform Technology Partnership LLP is a limited liability partnership. We are advised that The TV Extension Platform Technology Partnership LLP is comprised of 32 equity partners and one designated partner, who is a limited partner. Mr. Paul Carter is a designated partner and the administrator of the partnership pursuant to a services agreement between him and the partnership. The administrator is responsible for the administration of the business of the partnership and, subject to the partnership’s operating agreement, makes decisions regarding management of the business of the partnership. Accordingly, Mr. Carter has sole voting and dispositive power over the securities held by The TV Extension Platform Technology Partnership LLP.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles of incorporation or our by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of January 10, 2007, there were 32,065,295 shares of our common stock issued and outstanding held by 63 shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

EXPERTS

The audited consolidated financial statements included in this prospectus and registration statement have been audited by Staley Okada & Partners, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These audited consolidated financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on May 23, 2005 as Hasox Inc. under the laws of the State of Nevada. On the date of our incorporation, we appointed Ray Saturnino, our initial founder, as our President, Secretary, Treasurer and sole director. Mr. Saturnino incorporated Hasox Inc. for the purpose of creating a corporate entity to enter into a letter of intent to acquire all of the issued and outstanding shares of Magenta UK and to pursue the necessary financing to complete that acquisition.

On June 2, 2005, we entered into a letter of intent with Magenta UK that contemplated our acquisition of Magenta UK subject to certain conditions, including our raising a minimum of $125,000. The minimum financing condition was imposed by the shareholders of Magenta UK in order to ensure that we would have working capital necessary to fund our initial acquisition and organizational expenses and to provide for additional funds for Magenta UK’s business. In order to raise funds to enable us to pursue the acquisition of Magenta UK and complete our corporation organization, we completed a private placement of 11,000,000 shares of our common stock at a price of $0.005 per share for proceeds of $55,000 on August 12, 2005.

We entered into a definitive share exchange agreement with Magenta UK and the shareholders of Magenta UK, including Mr. Nathan Amery, currently our sole director and executive officer, on August 20, 2005.

In furtherance of our $125,000 financing requirement, we completed a private placement of 665,295 shares of our common stock at a price of $0.05 per share for a total proceeds of $33,265 on May 23, 2006. On May 23, 2006, we borrowed an aggregate of $100,000 from Solrod Kapitalanleg ApS (beneficial owner Erik Gravgaard) and Price and Leyland Capital Ltd. (beneficial owner Christoper Ternel) and executed promissory notes in the aggregate amount of $100,000 evidencing these loans, thus completing the $125,000 financing requirement. On June 30, 2006, these loans were converted into 400,000 shares of our common stock at a deemed issue price of $0.25 per share.

We acquired all of the issued and outstanding shares of Magenta UK pursuant to the share exchange agreement on May 23, 2006 in consideration of our issuance of an aggregate of 12,500,000 shares of our common stock to the shareholders of Magenta UK. Upon the completion of this share exchange transaction, Mr. Amery was issued 1,475,904 shares of our common stock in exchange for his shares in Magenta UK. ABS Global Capital Inc. (“ABS Global Capital”), one of the founding shareholders of Magenta UK, was issued 10,421,686 shares of our common stock, making in out largest shareholder. Outlander Management Limited (“Outlander Management”), a private corporation that was Magenta UK’s other founding shareholder and that provided administrative services to Magenta UK, was issued 602,410 shares of our common stock. Outlander Management, ABS Global Capital and Mr. Amery were each involved in the negotiation of the share exchange agreement as shareholders of Magenta UK. On May 23, 2006, Mr. Amery, Magenta UK’s managing director, was appointed as our sole officer and director to replace Mr. Saturnino.

Pursuant to an asset purchase agreement between us and First Global Technologies Limited (“First Global Technologies”) dated June 24, 2006, we acquired the intellectual property rights to the New Media technology (one of the two technologies that comprise the Magenta WGE technology) as of June 30, 2006, in exchange for 5,000,000 shares of our common stock. Concurrent with the completion of this acquisition, First Global Technologies transferred these 5,000,000 shares to The New Media Technology Partnership LLP as part of its agreement to re-acquire the New Media technology from The New Media Technology Partnership LLP, which had acquired these intellectual property rights from First Global Technologies in November 2003. Our acquisition of these intellectual property rights was effected as follows: First, The New Media Technology Partnership LLP incorporated a wholly owned subsidiary and assigned the intellectual property to the wholly owned subsidiary. The New Media Technology Partnership LLP and First Global Technologies then entered into a share exchange agreement whereby First Global Technologies acquired all of the shares of the wholly owned subsidiary. As part of this acquisition, First Global Technologies agreed to deliver 5,000,000 shares of our common stock to The New Media Technology Partnership LLP. Concurrent with this share exchange between The New Media Technology Partnership LLP and First Global Technologies, we acquired the intellectual property from First Global Technologies in consideration for the issuance of 5,000,000 shares of our common stock to First Global Technologies. Concurrent with our acquisition of the intellectual property, First Global Technologies transferred these 5,000,000 shares of our common stock to The New Media Technology

Partnership LLP. These shares were transferred pursuant to Rule 903 of Regulation S of the Securities Act of 1933. We were not party to the share exchange agreement between The New Media Technology Partnership LLP and First Global Technologies.

Pursuant to an asset purchase agreement between us and First Global Technologies dated June 24, 2006, we acquired the intellectual property rights to the TV Extension Platform technology (one of the two technologies that comprise the Magenta WGE technology) as of June 30, 2006, in exchange for 2,000,000 shares of our common stock. Concurrent with the completion of this acquisition, First Global Technologies transferred these 2,000,000 shares to The TV Extension Platform Technology Partnership LLP as part of its agreement to re-acquire the TV Extension Platform technology from The TV Extension Platform Technology Partnership LLP, which had acquired these intellectual property rights from First Global Technologies in March 2003. Our acquisition of these intellectual property rights was effected as follows: First, The TV Extension Platform Technology Partnership LLP incorporated a wholly owned subsidiary and assigned the intellectual property to the wholly owned subsidiary. The TV Extension Platform Technology Partnership LLP and First Global Technologies then entered into a share exchange agreement whereby First Global Technologies acquired all of the shares of the wholly owned subsidiary. As part of this acquisition, First Global Technologies agreed to deliver 2,000,000 shares of our common stock to The TV Extension Platform Technology Partnership LLP. Concurrent with this share exchange between The TV Extension Platform Technology Partnership LLP and First Global Technologies, we acquired the intellectual property from First Global Technologies in consideration for the issuance of 2,000,000 shares of our common stock to First Global Technologies. Concurrent with our acquisition of the intellectual property, First Global Technologies transferred these 2,000,000 shares of our common stock to The TV Extension Platform Technology Partnership LLP. These shares were transferred pursuant to Rule 903 of Regulation S of the Securities Act of 1933. We were not party to the share exchange agreement between The TV Extension Platform Technology Partnership LLP and First Global Technologies.

First Global Technologies, Outlander Management and Mr. Amery are considered promoters of our company, having taken the initiative in organizing our current business.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION

We are a development stage company incorporated on May 23, 2005 as Hasox Inc. under the laws of the State of Nevada. We operate through our wholly-owned subsidiary, Magenta New Media Ltd (“Magenta UK”). We changed our name to “Magenta Media (US) Inc.” effective September 14, 2006 to reflect our acquisition of Magenta UK and its business. Magenta UK was incorporated on February 18, 2004 under the laws of the United Kingdom.

OVERVIEW

We are the owner of an integrated computer software and hardware based platform that enables hotels to provide their guests with wireless entertainment and services through the use of a single hand-held computer or personal digital assistant (“PDA”) device that hotels give to their guests upon check-in. We refer to this computer software and hardware platform as the “Wireless Guest Entertainment” (“WGE”) platform. Our WGE platform has been designed with the objective of providing hotels with the opportunity to increase revenue and guest satisfaction by providing wireless entertainment and services packages to their guests. Our WGE platform enables hotel guests to have a higher degree of control of their in-room experience on a single hand-held computer or PDA.

Our Magenta WGE technology consists of two complementary technologies—the New Media technology and the TV Extension Platform technology. The New Media technology is a software and hardware package for wireless hotel in-room entertainment systems that incorporates the use of a programmed handheld PDA that enables hotel guests to wirelessly order and pay for a variety of hotel based services.

The TV Extension Platform technology consists of a software platform that enables the launch of interactive services by a television broadcaster. The combined platform allows for interaction between hotel guests and the television service and between the hotel’s financial processing systems, which are able record and process the purchase of products or services through the Magenta WGE network.

We launched our WGE platform in June 2005 when we started a pilot program within a small luxury hotel in Kensington, London. We deployed the Magenta system in the hotel and guests voluntarily tried it throughout their stays. We received positive feedback from guests, which we used as a basis for further developments. Hotel staff adapted to the Magenta WGE application quickly and expressed satisfaction with the benefits of the intuitive user interface and the increased efficiency that the Magenta WGE provided within the hotel. This pilot program is still in place, and we plan to continue this pilot program to test further developments of our WGE platform.

We have earned only minimal revenues to date. Our plan of operations is to generate revenues by licensing our WGE solution to hotels and selling them the necessary hardware to run the technology. We have targeted 3-, 4- and 5-star independent hotels and small group hotels (that is, hotel groups with approximately 5 or fewer locations) as well as hotels located in historic properties in the London, England area for our initial marketing efforts. We plan to market directly to these hotels in order to secure our initial hotel customers. In addition to engaging in these direct marketing efforts, we also plan to target sales to these hotels indirectly through third-party partners on the basis of commission or revenue sharing arrangements. See “Management’s Discussion and Analysis or Plan of Operations—Plan of Operations.”

CORPORATE ORGANIZATION OF MAGENTA

Incorporation

Magenta UK was incorporated in the United Kingdom on February 18, 2004. The founding shareholders of Magenta UK were ABS Global Capital and Outlander Management. ABS Global Capital is a private corporation incorporated in the Republic of Seychelles that is now our principal shareholder. Outlander Management is a private corporation that is now one of our shareholders.

Ownership of the Magenta WGE Technology

The Magenta WGE technology consists of two sets of complementary technologies, the “New Media technology” and the “TV Extension Platform technology”, as described below. Unless otherwise indicated in this Registration Statement, all references to our WGE technology, service, platforms or solutions is a reference to the combination of the New Media technology and the TV Extension Platform technology.

The New Media Technology

The New Media technology, a software and hardware package for wireless hotel in-room entertainment systems, was originally developed in 2003 by IPlato, a company based in London, England and Prague, Czech Republic. First Global Technologies acquired the intellectual property rights to the New Media technology and, on October 6, 2003, granted licenses to four entities to exploit the New Media technology in four separate geographical markets. These four entities were HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC. These four licensees subsequently entered into an agency exploitation agreement with Magenta UK, as described below, on March 30, 2004. These license agreements were terminated on June 30, 2006 upon our acquisition of the New Media technology as described below.

First Global Technologies subsequently sold its intellectual property rights in the New Media technology to The New Media Technology Partnership LLP, a limited liability partnership that is not a related party to First Global Technologies, in November 2003. First Global Technologies re-acquired the rights to the New Media technology from The New Media Technology Partnership LLP on June 30, 2006 and

subsequently sold these rights to us in a concurrent transaction, as described below. The New Media Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. See “Organization Since Incorporation” above and “Acquisition of the Magenta WGE Technology” below.

The TV Extension Platform Technology

The TV Extension Platform technology, which consists of a software platform that enables the launch of interactive services by a television broadcaster, was originally developed in 2003 by The TV Group Limited, a company based in London, UK. First Global Technologies acquired the intellectual property rights to the TV Extension Platform technology and sold these intellectual property rights to The TV Extension Platform Technology Partnership LLP in March 2003. The TV Extension Platform Technology Partnership LLP subsequently entered into an agency exploitation agreement with TVG TV Extension Limited (“TVE Ltd.”), as described below, on March 31, 2003. Effective April 10, 2006, TVE Ltd. assigned its interest, including all of its rights and obligations, in this agency exploitation agreement to Magenta UK. The agency exploitation agreement was terminated on June 30, 2006 upon our acquisition of the TV Extension Platform technology as described below. First Global Technologies re-acquired the rights to the TV Extension Platform technology from The TV Extension Platform Technology Partnership LLP on June 30, 2006 and subsequently sold these rights to us in a concurrent transaction, as described below. The TV Extension Platform Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. See “Organization Since Incorporation” above and “Acquisition of the Magenta WGE Technology” below.

License and Agency Exploitation Agreements

The New Media Technology

Magenta UK entered into an agency exploitation agreement on March 30, 2004 with the four entities that had each acquired license rights to the New Media technology from First Global Technologies. Under the agency exploitation agreement, Magenta UK was appointed as the agent of the four licensees for the purpose of undertaking the commercial exploitation of the license rights to the New Media technology. Magenta UK was obligated to carry out the commercial exploitation of the New Media technology and to use its best efforts to achieve an exploitation result in accordance with an agreed upon exploitation forecast. In exchange for undertaking these duties, the licensees agreed to pay to Magenta UK an amount equal to 20% of the gross income derived from the exploitation of those license rights. The agency exploitation agreement was terminated on June 30, 2006 concurrently with our acquisition of the New Media technology from First Global Technologies as described below. Magenta UK did not realize any gross income from the exploitation of the New Media technology or earn any payments during the term of the agency exploitation agreement.

The TV Extension Platform Technology

The TV Extension Platform Technology Partnership LLP entered into an agency exploitation agreement with TVE Ltd. on March 31, 2003. Under the agency exploitation agreement, TVE Ltd. was appointed as the agent of The TV Extension Platform Technology Partnership LLP for the purpose of undertaking the commercial exploitation of the license rights to the TV Extension Platform technology. TVE Ltd. was obligated to carry out the commercial exploitation of the TV Extension Platform technology and to use its best efforts to achieve an exploitation result in accordance with an agreed upon exploitation forecast. In exchange for undertaking these duties, The TV Extension Platform Technology Partnership LLP agreed to pay to TVE Ltd. an agreed upon percentage of The TV Extension Platform Technology Partnership LLP’s net profits derived from the exploitation of those license rights. Effective April 10, 2006, TVE Ltd. assigned its interest, including all of its rights and obligations, in this agency exploitation agreement to Magenta UK. The agency exploitation agreement was terminated on June 30, 2006 concurrently with our acquisition of the TV Extension Platform technology from The TV Extension Platform Technology

Partnership LLP, as described below. Magenta UK did not realize any gross income from the exploitation of the TV Extension Platform technology or earn any payments during the term of the agency exploitation agreement.

Acquisition of the Magenta WGE Technology

The New Media Technology

We purchased the intellectual property rights to the New Media technology from First Global Technologies effective as of June 30, 2006 pursuant to an intellectual property asset purchase agreement between us and First Global Technologies dated June 24, 2006. This acquisition followed the concurrent re-acquisition of the New Media technology by First Global Technologies from The New Media Technology Partnership LLP. We issued 5,000,000 shares of our common stock to First Global Technologies in consideration of the transfer to us of the intellectual property rights to the New Media technology. First Global Technologies in turn transferred these 5,000,000 shares of our common stock to The New Media Technology Partnership LLP in connection with its concurrent re-acquisition of the intellectual property rights to the New Media technology from The New Media Technology Partnership LLP. This transfer was completed in accordance with Rule 903 of Regulation S of the Securities Act of 1933, as amended. The New Media Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions.

The TV Extension Platform Technology

We purchased the intellectual property rights to the TV Extension Platform technology from First Global Technologies effective as of June 30, 2006 pursuant to an intellectual property asset purchase agreement between us and First Global Technologies dated June 24, 2006. This acquisition followed the concurrent re-acquisition of the TV Extension Platform technology by First Global Technologies from The TV Extension Platform Technology Partnership LLP. We issued 2,000,000 shares of our common stock to First Global Technologies in consideration of the transfer to us of the intellectual property rights to the TV Extension Platform technology. First Global Technologies in turn transferred these 2,000,000 shares of our common stock to The TV Extension Platform Technology Partnership LLP in connection with its concurrent re-acquisition of the intellectual property rights to the TV Extension Platform technology from The TV Extension Platform Technology Partnership LLP. This transfer was completed in accordance with Rule 903 of Regulation S of the Securities Act of 1933, as amended. The TV Extension Platform Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions.

Initial Financing of Magenta UK

Magenta UK’s initial corporate activities were funded by ABS Global Capital. Magenta UK entered into a loan agreement dated October 4, 2004 with ABS Global Capital whereby ABS Global Capital agreed to extend a secured loan facility to Magenta UK in the amount of £150,000 ($289,500 based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) . As at July 20, 2005, Magenta UK’s outstanding debt to ABS Global Capital under the secured loan facility was £103,280 ($199,330, based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) . Magenta UK and ABS Global Capital entered into a debt settlement agreement on July 20, 2005 whereby the outstanding debt was settled by the issuance to ABS Global Capital of 1,075,000 Ordinary A shares in the capital of Magenta UK at a deemed value of £0.0960 per share. ABS Global Capital subsequently exchanged these shares (as well as 655,000 additional shares of Magenta UK that ABS Global Capital held as a founding shareholder of Magenta UK) for 10,421,686 shares of our common stock upon completion of the share exchange agreement on May 23, 2006.

Outlander Management Contract

Outlander Management entered into a services agreement with Magenta UK on August 4, 2004, whereby Outlander Management agreed to provide rent, administrative, legal administration, financial services and marketing and sales support and advice to Magenta UK. The purpose of the services agreement was to enable Magenta UK to obtain administrative and related services that would enable Magenta UK to pursue its business without incurring all of these costs directly. The administrative services included the use of shared office space. Legal administration services included maintaining Magenta UK’s registered office, providing the services of a company secretary and making statutory filings. Financial services include bookkeeping and maintaining management accounts and statutory accounts. Magenta UK paid to Outlander Management an amount equal to £2,350 per month ($4,536 per month based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00) in consideration for the provision of these services.

We terminated our services agreement with Outlander Management on June 30, 2005.

Azuracle Management Contract

We entered into a management contract with Azuracle Limited (“Azuracle”) on July 1, 2005 upon termination of the Outlander Management agreement described above. Under the Azuracle management contract, Azuracle provides us with office space in shared office premises and administration services, including telephone and Internet access services. Currently, Azuracle is charging us a monthly management fee of £500 per month ($965 per month based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00) . Additional legal administration, financial, marketing and sales, meeting room, stationery and information technology support services are to be provided by Azuracle upon our request, at agreed upon rates.

INDUSTRY BACKGROUND

In recent years, the Internet, wireless technology and other advances have revolutionised the way people are able to communicate with each other and to access entertainment. In particular, people have become accustomed to accessing programming on demand via cable television or the Internet and being able to access email and the Internet on wireless PDAs and other hand-held devices. As people become accustomed to the availability of this technology, they begin to have the expectation that these services will be available in more and more locations. As such, hotel guest are beginning to demand this type of functionality from their hotel rooms. Hotels are now finding that they are losing their competitive edge if they are unable to offer these facilities.

MAGENTA WGE TECHNOLOGY

The Magenta WGE technology consists of two sets of complementary technologies, the “New Media technology” and the “TV Extension Platform technology”, which work together to provide a single WGE platform that allows hoteliers to increase revenue and guest satisfaction by providing bespoke wireless entertainment and services packages to luxury hotels. Hotels using the Magenta WGE technology will be able to provide their guests with the ability to have full control of their in-room experience on a single hand-held computer or PDA.

How the Magenta WGE Technology Works

When a guest checks in to a hotel, he or she is issued with a “Room Pro”. A Room Pro is a preprogrammed PDA or hand-held computer that operates as the central control for the guest while they are checked in at the hotel. A unique four digit pin code is generated as the guest checks in and must be used by the guest to confirm any chargeable service requests.

Room Pro offers the guest a series of options on an intuitive interface. The list of options is dependent on the package designed to the hotel’s specifications during a development and customisation period. The list of options can be provided in a variety of different languages to accommodate hotels’ international guests. The options can contain, but are not limited to, the following:

  Television control (including premium pay television (“PPTV”) options)

  Email

  Internet

  Guest information

  Room service

  Environment control (including lighting, curtains and air conditioning)

  Local and national advertisements

  Room messaging

  Booking of hotel services – golf times, spa facilities, etc.

Each option progresses into sub menus based on the specifications of the hotel, with options to view further information or order services.

Room Pro communicates via wireless technology (“Wifi”) with a central server located in the hotel that houses the WGE Administration Module, as described below. WiFi connectivity has the advantage that there are no cabling requirements, saving installation costs and eliminating disruption of hotel services. In fact, installation of the WGE system will not ordinarily cause any down-time of guest rooms. The server can be installed as a new piece of hardware, but in many cases existing hardware can be used to house the Administration Module.

The Administration Module is the hub for all data and options available through Room Pro. Hotel management have full control of all information provided to guests on a web-based browser accessible by staff. As soon as any changes or updates are made, such as price changes, special offers or guest messages, these are sent immediately to the guest’s Room Pro over the wireless network. As a result, hotel staff are able to have instant communication with their guests.

As part of the Magenta WGE service, Wi-Fi Internet connection is provided, which allows hotels to sell Internet time to guests who wish to use their laptops. This service is likely to be particularly appealing to hotels with business guests.

Every television set in the hotels will be fully activated for all channels. Access to these channels will be granted by Room Pro upon payment for PPTV channels and at all times for free channels. For satellite television broadcasts, current feeds will be used when in place or arrangements will be made on behalf of the hotel to implement these through preferred content partners.

An optional extra of the Magenta WGE is environment control. By making the necessary changes to hardware already existing in hotel rooms or by providing additional hardware, Room Pro will allow guests to control all aspects of their room environment, including lighting, air conditioning and curtains/blinds.

WGE Hardware, Software and Installation

The Magenta WGE technology requires a limited amount of hardware. Where possible, existing hotel hardware is used to minimize costs and improve convergence. The following hardware is required:

  1 PDA per guest room

  1 computer server for each 100 rooms

  1 wireless computer network

  1 PC (additional if required for each department within hotel)

  1 television set-top box per room

The Magenta WGE platform consists of two major software applications – a PDA software application and the Administration Module software application. The PDA software application is installed on the Room Pro PDA device that is delivered to each hotel guest. The administration module software is installed on the computer server. These two applications communicate wirelessly via a series of wireless access points installed throughout the hotel.

The PDA application is based on the MS Windows Pocket PC operating system and has added security functions. As described above, when they check in, guests are issued Room Pro PDAs and unique PIN numbers that must be used when ordering an item incurring a cost. The details of any purchases are recorded and added to the guest’s bill.

The Administration Module is a browser-based MS Windows application that can be used on any PC running MS Windows. Each staff member has a unique login to increase security and to provide management information reports for audit and monitoring purposes.

The Administration Module applications include the following components:

  Order-handling component: receives orders from the PDA and stores them in a database. Once hotel staff confirms that an order is feasible, a confirmation email is sent to the guest and the order is added to the bill. The order-handling component uses an email server to send confirmed orders.

  Customer export billing component: allows integration of the solution to a third-party billing system. This allows for guest billings to be seamlessly added to the hotel’s Property Management System.

  PDA interface component: maintains the connection between PDAs and the WGE server. Data exchange is based on HTTP/GET method and uses standard INI data format.

  Administration web interface: is the interface for application maintenance. The Administration Module is written in PHP4, HTML and JavaScript.

The wireless nature of the system removes the need for the costly, disruptive cable installations of existing entertainment systems that cause many hotels to avoid such updates, which we believe opens a significant area of the market previously not targeted.

Hotel Revenue Generation

We believe that the Magenta WGE technology will be attractive to hoteliers because it will not only enhance their guests’ experience, but it also has the potential to increase hotel revenues. Through the Magenta WGE system, hoteliers can provide, and receive direct revenue streams from, the following services:

  Wireless Internet access

  Email usage

  PPTV – Ordering of premium pay television channels

In addition, hoteliers have the potential to generate additional revenue through use of the WGE technology as a result of:

  Potential increased bookings of guests that are attracted to hotels that offer WGE services

  Charges for advertisement space on the Room Pro that the hotel can sell to third parties

  Potential increased use of paid hotel services that are promoted on, and that are easily accessible via, the Room Pro

  Potential increased use of paid hotel services by non-English speakers, due to ease of access to such services on a multilingual PDA

  Customer loyalty and word-of-mouth advertising by satisfied guests

  Sales of future product developments—E-newspapers, PDA games, etc.

The Magenta WGE can be fully integrated with a hotel’s existing Property Management System, allowing the hotel’s billing system to be integrated into the WGE and providing additional value-added features such as guest billing and check-out, saving both the guest and the hotel time.

Custom Interfaces

Every Magenta WGE solution is tailored to a client’s requirements. We intend to involve hoteliers at every stage of the design process. All interfaces are extensions of the hotel’s brand, with colour schemes and logos present throughout. As such, each solution is bespoke in both functionality and appearance, but has the same “behind the scenes” technological architecture in order to ensure ease of support and consistent updates.

By creating bespoke systems, hotels are able to extend their corporate brand through interfaces and individual functionality. The modular build of the system allows our third party developers to perform these customizations quickly and cost effectively. We believe that our ability to tailor systems to hotels of varying clientele and design will allow the Magenta WGE to appeal to hotels across a broad range of the hotel market.

Pricing and Revenue Sources

The prices that we plan to charge our clients for configuration and installation of our Magenta WGE solutions will be based on the specific requirements of each hotel client. Prices for configuration and installation of our WGE solutions will vary according to the time and resources required; however, we intend to charge a 20% mark-up on any hardware purchased.

In addition to initial installation fees, we plan to charge a monthly license fee for the WGE platform and a support fee, totalling approximately £20 per room in the United Kingdom ($39, based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) . In addition, we intend to enter into revenue sharing arrangements with our hotel clients such that revenue generated above these fees will be subject to an 80%/20% revenue share in favour of the hotel.

In addition, as more fully described under the heading “Marketing” below, we intend to work with third-party partners to market our Magenta WGE technology. To the extent that these partnerships lead us to achieve sales and revenues, we will provide these partners with commissions or revenue sharing arrangement based on agreed upon terms.

DEVELOPMENT OF MAGENTA WGE TECHNOLOGY

Development Work Completed by Us

As described above, the Magenta WGE technology consists of two sets of complementary technologies, the “New Media technology” and the “TV Extension Platform technology”, which work together to provide a single WGE platform. The New Media technology was originally developed in 2003 by IPlato, a company based in London, England and Prague, Czech Republic. On March 30, 2004, Magenta UK entered into an agency exploitation agreement whereby it undertook to commercially exploit the New Media technology on behalf of licensees to that technology. The TV Extension Platform technology was originally developed in 2003 by The TV Group Limited, a company based in London, UK. Effective April 10, 2006, Magenta UK was assigned all of its rights and obligations in an agency exploitation agreement to commercially exploit the TV Extension Platform technology on behalf of the licensee of the technology.

In May 2004, Nathan Amery was hired as managing director of Magenta UK with a view to establishing a commercially viable sales and marketing plan for the exploitation of the technology. At that point in time, we believed that the Magenta application (which at the time consisted only of the New Media technology) required some major technical developments to bring the software to a position where it would be an attractive product in a large, competitive market. We enlisted IPlato and a Josef Novac, an independent contractor based in Prague, to complete development in line with our development plan.

The Magenta WGE consists of two major components: the PDA-based guest module and the Administration Module for hotel management to control. We undertook the following developments with the goal of creating a product that is technologically superior to competing products:

PDA

  Interface improvements – less clicks per function, “softer” look

  View bill – allows guests to see their current bill on PDA

  Email notification on any menu

  PDA check-in via docking station

  Increase in image size capabilities

  Multilingual menus

Administration Module

  Improve interface – for ease of training due to high turnover of staff in the hotel industry

  Backup server information – improved back-up scripts for restoration of data if system down

  Management information – allows hoteliers to see areas of high/low revenue generation

General

  Installation guide for both components

  Testing and development for additional PDA manufacturers

  Guide for third party companies to be able to integrate into the system quickly and easily

  Recoding of application in .NET format

  Full systems test

  User guide

In June 2005 we launched a pilot program, which is still in place, for our WGE application in the London Lodge, a 4-star, 28-room boutique hotel located in the Kensington area of London, UK. We provide our service to the London Lodge at no cost, and in return, we have gained valuable feedback from the hotel and their guests that enabled us to complete the above-mentioned developments successfully. We intend to continue to use this pilot program to test further developments of our WGE application.

Current Status

As a result of the above-mentioned developments, both the PDA and Administration Module user interfaces are far more flexible and advanced than they had been, and the interfaces now allow the design to be bespoke for the hotel in terms of branding and identity extension. The PDA check-in facility has vastly improved efficiency at the front desk because a PDA no longer has to be assigned solely to an individual room. Improved management information allows hoteliers to gauge usage of functionality and adapt their particular WGE service accordingly.

Future Development

We believe that changes in technology, increased competition and hotelier and guest feedback will require us to constantly review and improve the functionality of the Magenta WGE application. To date, we have identified the following development goals:

  Express check-out: allowing guests to check-out on the PDA

  Integration to Comtrol billing system: Integration to billing system that covers 80% of Property Management System providers

  Complete integration to a pay television provider

  Email upgrades to allow guests to retrieve e-mails from their own e-mail addresses rather than e- mail addresses assigned to guests at check-in

We do not have the internal ability to carry out software development work. Accordingly, we anticipate engaging independent website developers or designers for future software development work on a project-by-project basis.

These proposed developments are contingent on us accessing sufficient funds to put our development plans in place. There is no guarantee that we will be able to secure such funding.

MARKETING

We have focused our marketing activities to date on raising our profile in the hospitality industry and hotels within our target market, which consists of the following types of hotels located in London, UK:

  3-, 4- and 5-star independent hotels

  3-, 4- and 5-star small group hotels (that is, hotel groups with approximately 5 or fewer locations)

  hotels located in historic properties

Through careful analysis of the market, we have been aggressively targeting this area of the market, which we believe has until now been relatively untouched with respect to providing WGE solutions. This niche market of independent hotels and small group hotels in the 3-, 4- or 5-star category as well as hotels located in historic buildings generally has been unable to undertake large scale re-cabling of their hotels for guest systems due to the high cost and disruption involved and also due to constraints on alterations to buildings. We are able to offer such hotels an attractive, cost-effective alternative by providing a wireless WGE platform.

Our level of marketing activity has been constrained by our limited financial resources. As such, we have been unable to promote the Magenta WGE product in regional, national or international press through direct advertising or through web-based advertising. We have worked with Chameleon PR, a UK-based public relations firm, to assist us in the development and implementation of a sustainable sales and marketing strategy. To date, our focus has been to raise our profile through a combination of targeted telephone, email and mailing campaigns, web forums, industry networking events and tradeshows. Chameleon has enabled us to gain market presence by mentions in feature articles in major hotel magazines.

Once we are established in the UK, our goal is to launch our services in other countries and move into the global hotel marketplace. We do not have any current plans to expand beyond the UK, however, because we believe that it is important to secure our brand in the UK before expanding to other countries.

As described below, our marketing strategy involves direct targeting of hotel management as well as indirect targeting of hotels through third-party partners.

Direct Marketing

We have identified and reached out to a large segment of hotel management in our current target market of independent hotels and small group hotels in the 3-, 4- or 5-star category as well as hotels located in historic buildings. To date, we have contacted more than 50% of the hotels in our target market. We have issued marketing materials via e-mail or mail to these contacts and we follow up with them via telephone or in-person meetings. Whenever possible, we bring our contacts to our office to provide a hands-on demonstration of the Magenta WGE technology. If hotel representatives cannot come to our office, we can bring a mobile solution to the hotel for demonstration purposes.

Our core message to hotel management is that through the use of the Magenta WGE system, hotels can offer their guests an enhanced experience while optimizing hotels’ existing revenue streams and creating new revenue streams. Our overall marketing plan is based on the following fundamentals:

  Increasing revenue for hotels

  Increasing occupancy rates by offering services that are attractive to potential guests

  Increasing level of services for guests

  Extending hotel branding through bespoke PDA interfaces

  Increasing guest loyalty

  Providing advanced technology that is easy to implement and update

  Providing after-sales support

We are pursuing our direct marketing efforts on an on-going basis.

Indirect Marketing

To complement our direct marketing efforts, we also employ indirect marketing efforts to create a partner network of agents and resellers. The goal of this approach is to reach a greater number of potential clients through our partners’ existing contacts. We intend to develop partnerships with two basic types of parties: agents and value added resellers, as described below.

Agents

Agents are parties that provide us with contacts that will hopefully result in sales. If an agent provides us with a lead that results in a sale, we will provide that agent with a commission based on its level of input according to pre-agreed terms. Examples of potential agents are:

  Hotel TV providers

  Content aggregators (that is, parties that buy packages from entertainment companies and then sell or license content to hotels)

  Hardware suppliers

  Satellite providers

  Hotel installation experts

Value Added Resellers (VARs)

VARs are entities that provide services to hotels that can work in conjunction with, or complement, our WGE solution. We will encourage VARs to distribute our WGE solution in return for a revenue share and joint marketing (that is, we will promote their products as well). Examples of potential VARs are:

  Property Management System (PMS) providers

  Booking solution providers

  Sound system providers

  Electronic concierge systems

  Pay TV systems

  Golf/health club booking software providers

We target VARs who currently have relationships with decision makers in the hotel industry and who would be likely to be contacted by these people when a hotel is considering implementation of a solution similar to ours. We intend to enter into revenue sharing agreements with VARs that would provide for a revenue share of approximately 20% to the VARs, depending on pre-agreed terms. We intend to charge a mark up of approximately 50% with respect to any hardware for our WGE system sold by the VAR. The VAR will take the entire installation fee unless we perform the installation, in which case we will receive the entire installation fee. We do not intend to charge VARs a license fee to sell our Magenta WGE solution because we are seeking maximum exposure.

Status of Indirect Marketing Efforts

To date, our primary focus has been direct marketing to hotel decision makers, but we have entered into an agreement with The TV Group Limited, whereby they have agreed to provide their content via our system in exchange for a revenue share.

In addition, we have had conversations with several other potential partners, and we are optimistic about the possibility of establishing a partnership with a pay television company with extensive worldwide contacts, which we believe will assist us in raising our profile within the hotel industry. As discussed above, however, our current marketing focus is in the UK, and this particular potential partnership is not likely to have any significant effect on our marketing efforts within the UK.

We are particularly interested in establishing partnerships with companies that own technologies that can add value to our WGE product, such as content aggregators and hardware providers. We would like to establish partnerships with content aggregators that have a large collection of content so that we can offer premium adult and movie content through our WGE service without incurring the financial expenditure of entering into agreements directly with content owners.

Similarly, we would like to establish a partnership with a preferred hardware provider, with the goal of being able to obtain hardware at a reduced cost so that we can decrease our hardware price to clients while increasing our profit margin. Although we have had initial discussions with two hardware providers such an arrangement, until volumes justify entering into an agreement, we are using the hardware from both of these providers for development and testing.

Webpage

We have created a corporate web presence (www.magentamedia.net), which we use as an information portal to facilitate our marketing efforts. It gives us an easy, visual way to demonstrate our application and allow potential clients to find out more about the Magenta WGE technology.

INTELLECTUAL PROPERTY

We own intellectual property rights relating to the New Media technology and the TV Extension Platform technology that make up the Magenta WGE technology. These intellectual property rights include trade secrets and copyright. We seek to protect our intellectual property by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it, including our developers.

Trademark Applications

First Global Technologies made an initial trademark application for the name “Magenta” in the United Kingdom in 2004. The application was rejected because there were conflicting marks already registered for similar goods or services. We understand that it may be possible to re-apply for trademark protection by adding a distinctive (not descriptive) logo or an extra word or words to the “Magenta” name. We plan to evaluate a re-submission for trademark application with a distinctive (not descriptive) logo or an extra word or words as our business progresses and if we have sufficient funds with which to pursue the trademark application.

Given the lack of success with the initial trademark application and possible conflicting marks identified by our trademark searches, we cannot provide investors with any assurance that we will be able to achieve any trademark protection for the “Magenta” name WGE application. As a result, third parties might be able to sell competing products with names incorporating the “Magenta” name, and our ability to build goodwill and brand recognition for our products may be compromised. Further, there is a risk that a competitor or other business or person may claim that our use of the “Magenta” name in connection with our WGE application violates the trademark or other intellectual property rights of the competitor or other business or person. We have not received any such claims to date.]

Patents

First Global Technologies filed for patent protection in the United Kingdom for the Magenta application in February 2006. We decided not to proceed with the patent process after research determined that the Magenta application had been disclosed by Magenta UK on the Internet and was therefore not eligible for patent protection.

COMPLIANCE WITH GOVERNMENT REGULATION

To our knowledge and belief, we are in full compliance with all applicable laws and regulations in the UK. We are not aware of any specialized government regulations in the UK that we must comply with due to the nature of our business. Although our goal is to eventually launch our services in other countries, we do not have any current plans to expand beyond the UK. If we expand our services into other countries, we will have to analyze the government regulations that will apply to the operation of our business in these new markets. As we presently have no immediate plans to expand beyond the UK market, we have not yet ascertained what these government regulations will be and their impact on our cost of doing business in any new markets.

COMPETITION

There are a number of worldwide competitors that offer in-room systems to the hotel market. The competitors that are active within the UK are:

  Advanced Global Technology Ltd

  eTV Interactive

  General Dynamics Interactive

  Hoist

  Neos Interactive

  Otrum

  ProntoTV

  Quadriga

Many of these companies operate in other sectors of the hotel market, such a large hotel chains. In addition to targeting a unique market, we believe that we are able to differentiate ourselves from our competitors by providing the only complete wireless solution, which is less costly and time consuming to implement than non-wireless or partially wireless solutions, easily scalable and flexible in its use. To our knowledge, we are the only company that provides hotel staff with an intuitive administration module, which makes our system efficient and user-friendly for hotel staff. We also provide the only solution that offers a highly functional PDA or Room Pro to hotel guests. Additionally, we differentiate ourselves by building customized bespoke systems tailored to each hotel in terms of branding, look, feel and functionality. Finally, our pricing tends to be significantly less expensive than our competitors’ pricing even though our solution is functionally richer. We are able to offer an attractive price point due to the wireless nature or our system and minimal hardware requirements.

We intend to continue our marketing strategy of creating strategic alliances with providers of other services to enable hotels to have a single provider of services to improve efficiency and cost.

Although we are initially targeting the UK market, the Magenta WGE system has been designed to be competitive in the worldwide market.

EMPLOYEES

As of the date of this prospectus, we had one full-time employee, namely Mr. Nathan Amery, our sole director and executive officer.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have spent the following amounts on research and development activities, which activities have been comprised of product and corporate development:

	Fiscal Year ended September 30, 2006	Fiscal Year ended September 30, 2005
Amount of Development Expenditures	$Nil	$18,689

SUBSIDIARIES

We have one wholly-owned subsidiary, namely Magenta UK.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PRESENTATION OF FINANCIAL INFORMATION

Effective May 23, 2006, we acquired 100% of the issued and outstanding shares of Magenta UK by issuing 12,500,000 shares of our common stock. Notwithstanding its legal form, our acquisition of Magenta UK has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of Magenta UK owning the majority of our issued and outstanding shares. Because Hasox Inc. (now Magenta Media (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by Magenta UK accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of Magenta Media (US) Inc. are included in our consolidated financial statements effective May 23, 2006. Our date of inception is the date of incorporation of Magenta UK, being February 18, 2004, and our financial statements are presented with reference to the date of inception of Magenta UK. Financial information relating to periods prior to May 23, 2006 is that of Magenta UK.

CRITICAL ACCOUNTING POLICIES

Development Stage Company

We are a development stage company as defined by Financial Accounting Standards No. 7. We are presently devoting all of our present efforts to establishing a new business. All losses accumulated since inception have been considered as part of our development stage activities.

Revenue Recognition

We recognize revenue when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable and collection is reasonably assured. Upfront contract payments received from the sale of services not yet earned are initially recorded as deferred revenue on the balance sheet.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Payment terms vary by contract.

Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the year.

Gains and losses on re-measurement are included in determining net income for the year.

Translation of balances from the functional currency into the reporting currency is conducted as follows:

i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the year.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following summary of our results of operations should be read in conjunction with our audited consolidated financial statements that are included herein. References to fiscal 2006 and 2005 are to our fiscal years ended September 30, 2006 and 2005 respectively.

			Cumulative from
	Year Ended	Year Ended	Incorporation
	September 30,	September 30,	(February 18, 2004) to
	2006	2005	September 30, 2006
	(Audited)	(Audited)	(Audited)
Revenues:
Sales	$1,782	$760	$2,542
Cost of Sales	-	-	-
Net Revenues	$1,782	$760	$2,542
General and Administrative
Expenses:
Intellectual Property	$(1,750,000)	$-	$(1,750,000)
Salaries and Wages	(54,883)	(78,676)	(163,502)
Accounting and Auditing	(52,298)	(21,786)	(103,737)
Marketing and Public	-	(30,660)	(42,444)
Relations
Rent	(10,806)	(11,101)	(26,455)
Development Costs	-	(18,689)	(31,568)
Technical Support	(58)	(5,828)	(5,886)
Legal	(23,325)	(1,665)	(25,900)
Office	(834)	(1,866)	(3,091)
Depreciation	(1,644)	(1,214)	(3,166)
Management Costs	-	-	(1,819)
Bad Debt Expense	(870)	-	(870)
Bank Charges	(62)	-	(62)
Travel and Promotion	(18)	(766)	(830)
Total General and	$(1,894,798)	$(172,251)	$(2,159,330)
Administrative Expenses
Loss from Operations	$(1,893,016)	$(171,491)	$(2,156,788)
Other Expenses:
Foreign Exchange Loss	(1,190)	-	(1,190)
Write-Down of Assets	(666)	-	(666)
Loss for the Period	$(1,894,872)	$(171,491)	$(2,158,644)

Key factors affecting our results of operations are discussed as follows:

Revenue

We achieved our initial sales from the Magenta WGE technology application in fiscal 2005. We achieved further sales in fiscal 2006. Our initial sales have been attributable to sales of a wireless system to the hotel where we are running our pilot program. Our sales continue to be insignificant in terms of our overall operating expenses.

Intellectual Property

We recorded the expense of $1,750,000 related to our acquisition of the Magenta WGE technology application on June 30, 2006 as an operating expense in accordance with SFAS No. 86.

Salaries and Wages

Salaries and wages are primarily comprised of salary paid to Nathan Amery, our sole executive officer and employee.

Our salaries and wages expenses decreased to $54,883 in fiscal 2006 compared to $78,676 in fiscal 2005 because Mr. Amery agreed to lower his monthly salary starting July 1, 2006 and also because we did not issue any shares associated with salaries or wages during fiscal 2006.

Accounting and Auditing

Accounting and auditing expenses are attributable to the preparation and audit of our financial statements.

Our accounting and auditing expenses increased to $52,298 in fiscal 2006 as compared to $21,786 in fiscal 2005 as we completed the preparation and audit of our financial statements in connection with the preparation and filing of a registration statement with the United States Securities and Exchange Commission.

Marketing and Public Relations

Our marketing and public relations expenses were comprised of amounts paid to Outlander Management in fiscal 2005 in connection with the marketing of our Magenta WGE technology application. These expenses decreased to $Nil in fiscal 2006 as compared to $30,660 in fiscal 2005 as a result of our termination of the services agreement with Outlander Management on June 30, 2005.

Rent

Rent expense was attributable to amounts paid on account of our rent of shared office premises in London, England. We originally paid these amounts to Outlander Management until we replaced our agreement with Outlander Management with our agreement with Azuracle on July 1, 2005. Our rent expense remained substantially similar in fiscal 2006 as compared to fiscal 2005 although it did decrease slightly between these two periods ($11,101 to $10,806) due to a change in exchange rates.

Development Costs

In fiscal 2005 we had $18,689 in development costs associated with expenses paid to third party web designers and developers in connection with improvements to the Magenta WGE application and the launch of our pilot program in a London hotel. Our development costs decreased to $Nil in fiscal 2006 because we completed this work in fiscal 2005 and have shifted our focus to marketing our Magenta WGE technology application.

Technical Support

Our technical support expenses decreased to $58 for fiscal 2006 as compared to $5,828 for fiscal 2005 because we terminated our services agreement with Outlander Management on June 30, 2005.

Legal

Our legal expenses to date have been attributable to expenses related to our organization and the preparation and filing of a registration statement with the United States Securities and Exchange Commission. These expenses increased to $23,325 in fiscal 2006 as compared to $1,665 in fiscal 2005 in connection with our preparation and filing of a registration statement with the United States Securities and Exchange Commission.

Office

Office and miscellaneous expenses are comprised of general office and administrative expenses not covered under our agreement with Azuracle. These expenses decreased to $834 in fiscal 2006 as compared to $1,866 in fiscal 2005 due to a decrease in expenses related to telephone long distance and computer supplies.

Loss from Operations

Our loss from operations increased to $1,893,016 in fiscal 2006 from $171,491 in fiscal 2005 due primarily to the $1,750,000 expense relating to the Magenta WGE intellectual property (acquired on June 30, 2006) as well as increases in our accounting and auditing expenses and legal expenses.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $35,242 and a working capital deficit of $73,801 at September 30, 2006 compared to cash of $14,097 and a working capital deficit of $57,424 at September 30, 2005.

Acquisition of Magenta UK

We raised an aggregate of $133,265 in financing in connection with our acquisition of Magenta UK. This financing included a private placement of 665,295 shares of our common stock at a price of $0.05 per share for total proceeds of $33,265 and a loan of $100,000 from Solrod Kapitalanleg ApS and Price and Leyland Capital Investment Corporation. Solrod Kapitalanleg ApS and Price and Leyland Capital subsequently converted its loan into 400,000 shares of our common stock upon the completion of our acquisition of ownership of the Magenta WGE technology application on June 30, 2006.

Cash used in Operating Activities

We used cash of $129,646 in operating activities in fiscal 2006 and $160,897 in fiscal 2005. Since incorporation, we have used cash of $354,187 in operating activities. We have applied cash generated from financing activities to fund cash used in operating activities.

Cash from Investing Activities

We acquired cash from investing activities of $167,751 in fiscal 2006 upon completion of our acquisition of Magenta UK, as compared to $Nil in fiscal 2005. We used cash of $776 in fiscal 2006 and $1,068 in fiscal 2005, which in both years was attributable to purchases of equipment.

Cash from Financing Activities

We used cash from financing activities of $11,151 in fiscal 2006 and acquired cash of $121,847 in fiscal 2005.

ABS Global Capital advanced £103,280 ($199,330, based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) to Magenta UK during the period from inception to July 20, 2005. This amount was converted into shares of Magenta UK on July 20, 2005 which shares were then exchanged for shares of our common stock upon completion of the share exchange agreement on May 23, 2006. As a result, no amount of this loan was outstanding as of September 30, 2006 or is currently outstanding.

We obtained a loan of $100,000 from Solrod Kapitalanleg ApS and Price and Leyland Capital Investment Corporation in May 2006 in order to enable us to complete our acquisition of Magenta UK. Upon the completion our acquisition of the intellectual property rights to the Magenta WGE technology application, Solrod Kapitalanleg ApS and Price and Leyland Capital agreed to convert this loan into 400,000 common shares of our common stock at $0.25 per share. Accordingly no amount of this loan is currently outstanding.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods and budgets specified:

1.

We plan to carry out sales and marketing of our Magenta WGE application with the objective of securing sales of the application and necessary hardware to hotels in London, UK. We plan continue our direct marketing efforts to hotels in our target market. In addition, we intend to expand our indirect marketing efforts by developing strategic partnerships with companies owning technologies that can add value to the Magenta product range (for example, pay TV content providers and hardware suppliers). We estimate $4,360 per month will be spent on our proposed marketing campaigns and promotions in that 12-month period, for anticipated total annual expenditures of $52,320. This amount is comprised primarily of a salary to Mr. Nathan Amery, our sole executive officer and director, who will carry out the bulk of our marketing and promotional activities. Mr. Amery’s salary was £34,500 per annum ($66,585 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00); however, effective July 1, 2006, Mr. Amery has agreed to a salary reduction, such that his salary is approximately £15,870 per annum ($30,629 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00).

2.

We intend to add to the functionality of our technology through a series of further development releases over the next twelve months. As such, we anticipate spending approximately $8,535 over the next twelve months in continuing the upgrading, development and design of the Magenta WGE application.

3.

We anticipate spending approximately $6,202 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $74,424 over the next twelve months. The general and administrative expenses for the year will consist primarily of rent and office services, technical support and general office expenses.

4.

We anticipate spending approximately $50,000 in completing the filing of this registration statement and becoming a reporting company under the Securities Exchange Act of 1934. These expenses will consist primarily of professional fees relating to the completion of this offering.

5.

In addition to our estimated costs for completing the filing of this registration statement and becoming a reporting company as set forth in numbered paragraph 4 above, we anticipate spending approximately $90,000 over the next twelve months in ongoing compliance costs (auditing, accounting, and legal services).

These planned expenditures total $275,279 over the next twelve months.

FUTURE FINANCING NEEDS

As at September 30, 2006, we had cash of $35,242 and a working capital deficit of $73,801. We anticipate that our planned expenditures over the next twelve months in the amount of $275,279 will exceed our cash reserves and working capital. While this amount will be offset by any gross profits we earn, we anticipate that our cash and working capital will not be sufficient to undertake our plan of operations over the next twelve months without obtaining additional financing. We anticipate based on our current cash and working capital and our planned expenses that we will be able to continue our plan of operations through February 1, 2007 without additional financing.

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. We believe that debt financing will not be an alterative for funding of our planned activities because we do not have tangible assets to secure any debt financing.

We have not entered into any financing arrangements and we cannot provide investors with any assurance that any financing we obtain will be sufficient to fund our plan of operations. At this time, all potential investors and all discussions are taking place outside of the United States. We may also seek to obtain additional financing from our principal shareholders, although none of our shareholders have committed to advance any shareholder loans to us. In the absence of each financing, we may not be able to continue our plan of operations beyond February 1, 2007 and our business plan will fail. If we do not continue to obtain additional financing, we will be forced to abandon our plan of operations and our business activities.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTIES

Our executive office is located at Suite 5.18, 130 Shaftesbury Avenue, London, England W1D 5EU. We occupy these premises under a contract with Azuracle, which provides us with office space in shared office premises and administration services, including telephone, reception and Internet access services in consideration of a management fee of £500 per month ($965 per month based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00) .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Ray Saturnino

Ray Saturnino, our initial director and officer, acquired 500,000 shares of our common stock effective May 25, 2005, at a price of $0.001 per share. Mr. Saturnino paid a total purchase price of $500 for these shares.

Nathan Amery

Nathan Amery is our sole officer and director. Prior to our acquisition of Magenta UK, Mr. Amery was the managing director and a shareholder of Magenta UK. Under the share exchange agreement whereby we acquired Magenta UK as our wholly-owned subsidiary on May 23, 2006, Mr. Amery received 1,475,904 shares in our company in exchange for his shares in Magenta UK. Upon the acquisition of Magenta UK, Mr. Amery was appointed to replace Mr. Saturnino as our sole officer and director.

Mr. Amery provides his services as managing director and employee of Magenta UK under contracts between Mr. Amery and Magenta UK dated April 1, 2004 (as amended on July 14, 2004) and May 1, 2004. Mr. Amery is obligated to devote his full business time to our business. We had agreed to pay to Mr. Amery a salary of £34,500 per annum ($66,585 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00); however, effective July 1, 2006, Mr. Amery has agreed to a salary reduction, such that his salary is approximately £15,870 per annum ($30,629 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00) . In addition, Magenta UK agreed to issue to Mr. Amery up to maximum of 245,000 ordinary shares of Magenta UK. By agreement, all 245,000 shares were issued to Mr. Amery prior to the execution of the share exchange agreement. These shares were exchanged for 1,475,904 shares of our common stock upon completion of our acquisition of Magenta UK. No additional shares are issuable to Mr. Amery pursuant to his employment contracts.

ABS Global Capital Inc.

ABS Global Capital was one of the founding shareholders of Magenta UK and funded Magenta UK’s initial corporate activities. Magenta UK entered into a loan agreement dated October 4, 2004 with ABS Global Capital whereby ABS Global Capital agreed to extend a secured loan facility to Magenta UK in the maximum amount of £150,000 ($289,500, based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) . As at July 20, 2005, Magenta UK’s outstanding debt to ABS Global Capital under the secured loan facility was £103,280 ($199,330, based on the foreign exchange rate on January 10, 2007 of $1.93:£1.00) . Magenta UK and ABS Global Capital entered into a debt settlement agreement on July 20, 2005 whereby the outstanding debt was settled by the issuance to ABS Global Capital of 1,075,000 Ordinary A shares in the capital of Magenta UK. ABS Global Capital subsequently exchanged these shares for shares of our common stock upon completion of the share exchange agreement on May 23, 2006.

ABS Global Capital was issued 10,421,686 shares of our common stock on May 23, 2006 upon the completion of our acquisition of Magenta UK pursuant to the share exchange agreement. These shares were issued by us in exchange for ABS Global Capital’s shares in Magenta UK. The cost to ABS Global Capital of its shares in Magenta UK was $191,361, being: (i) $179,738 for the shares issued upon the debt settlement, (ii) £1 ($2 based on a foreign exchange rate on February 18, 2004 of $1.9040:£1.0000) for the purchase of its initial shares of Magenta UK, and (iii) £6,549 ($11,621 based on a foreign exchange rate on April 30, 2004 of $1.7744:£1.0000) for a subsequent purchase of shares of Magenta UK.

First Global Technologies and The New Media Technology Partnership LLP

We purchased the New Media technology application from First Global Technologies on June 30, 2006 pursuant to an intellectual property acquisition agreement between us and First Global Technologies dated June 24, 2006. This acquisition followed the concurrent re-acquisition by First Global Technologies of the intellectual property from The New Media Technology Partnership LLP. We issued 5,000,000 shares of our common stock to First Global Technologies in consideration of these intellectual property assets. First Global Technologies in turn transferred 5,000,000 shares of our common stock to The New Media Technology Partnership LLP.

The New Media Technology Partnership LLP was not a party that was related to us at the time of our execution of the asset purchase agreement with First Global Technologies. The New Media Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. The New Media Technology Partnership LLP is a limited liability partnership organized under the laws of the United Kingdom. We are advised that there are 63 equity partners in The New Media Technology Partnership LLP and that Mr. Paul Carter is the administrator of the partnership and the designated partner. The divestiture by The New Media Technology Partnership LLP of the New Media technology application was approved by the limited partners at an extraordinary general meeting of the limited partners called for that purpose of approving the transaction.

The New Media Technology Partnership LLP is not a related party to First Global Technologies.

Each of these agreements is described in detail above under “Organization since Incorporation” and “Description of Business – Corporate Organization.”

First Global Technologies and The TV Extension Platform Technology Partnership LLP

We purchased the TV Extension Platform technology application from First Global Technologies on June 30, 2006 pursuant to an intellectual property acquisition agreement between us and First Global Technologies dated June 24, 2006. This acquisition followed the concurrent re-acquisition by First Global Technologies of the intellectual property from The TV Extension Platform Technology Partnership LLP. We issued 2,000,000 shares of our common stock to First Global Technologies in consideration of these intellectual property assets. First Global Technologies in turn transferred 2,000,000 shares of our common stock to The TV Extension Platform Technology Partnership LLP in connection with the acquisition of the Magenta application from The TV Extension Platform Technology Partnership LLP.

The TV Extension Platform Technology Partnership LLP was not a party that was related to us at the time of our execution of the asset purchase agreement with First Global Technologies. The TV Extension Platform Technology Partnership LLP became one of our principal shareholders as a result of the completion of these transactions. The TV Extension Platform Technology Partnership LLP is a limited liability partnership organized under the laws of the United Kingdom. We are advised that there are 32 equity partners in The TV Extension Platform Technology Partnership LLP and that Mr. Paul Carter is the administrator of the partnership and the designated partner. The divestiture by The TV Extension Platform Technology Partnership LLP of the TV Extension Platform technology application was approved by the limited partners at an extraordinary general meeting of the limited partners called for that purpose of approving the transaction.

The TV Extension Platform Technology Partnership LLP is not a related party to First Global Technologies.

Each of these agreements is described in detail above under “Organization since Incorporation” and “Description of Business – Corporate Organization.”

Outlander Management Limited

Outlander Management, a private corporation that was one of Magenta UK’s founding shareholders and provided administration services to Magenta UK, was issued 602,410 shares of our common stock on May 23, 2006 in exchange for the shares of Magenta UK held by Outlander Management. The cost to Outlander Management of its shares in Magenta UK was £1,000 ($1,774 based on a foreign exchange rate on April 30, 2004 of $1.7744:£1.0000) .

As indicated in the table below, we did not pay or accrue any fees to Outlander Management during fiscal 2006, but we did pay or accrue certain fees to Outlander Management during fiscal 2005 in respect of administrative services provided by Outlander Management:

Expense	Year ended September 30, 2006	Year ended September 30, 2005
Accounting	$Nil	$6,661
Legal fees	$Nil	$1,665
Marketing and Public Relations	$Nil	$16,652
Rent	$Nil	$8,326
Consulting and Technical Support	$Nil	$5,828

As at September 30, 2005, we had an amount payable to Outlander Management of $12,016 for management services. This amount had increased to $13,091 as of September 30, 2006 due to a change in the foreign exchange rate between the British pound and the U.S. dollar.

Azuracle Limited

As at September 30, 2005, we owed $2,644 to Azuracle for rent and other services for the period from July 1, 2005 to September 30, 2005. As at September 30, 2006, we owed $14,045 to Azuracle for rent payments and other services up to that date. Azuracle is a related party to us because Azuracle had a director in common with Outlander Management, one of our promoters, during an approximately two-month period from November to December 2004. The name of the director in common is Ulrik Debo, who has served as a director of Azuracle since November 2004. Mr. Debo served as a director of Outlander Management from February to December 2004. Azuracle has agreed to defer payment of outstanding amounts that we owe them until such time as we have arranged and received sufficient funding to pay our accrued liabilities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Securities Exchange Act of 1934, as amended. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had sixty-three registered stockholders.

Rule 144 Shares

There are no shares of our common stock available for resale to the public in accordance with the requirements of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company’s common stock then outstanding; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We agreed to register the resale of the 400,000 shares of our common stock issued in the June 30, 2006 debt conversion. We have not granted registration rights to the selling stockholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants, and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information as to our president and chief executive officer, Nathan Amery, for the fiscal years ended September 30, 2006 and September 30, 2005. We do not have any other executive officers.

No compensation was paid to Mr. Amery other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation
		Salary ($)	Bonus($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/ SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
Nathan Amery, President(2)(3)	2006 2005 2004	49,361 63,117 29,205	Nil Nil Nil	Nil(1) 3,737(1) 738(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Comprised of the issuance of ordinary shares of Magenta UK which were subsequently exchanged for 1,475,904 shares of our common stock upon completion of our acquisition of Magenta UK.

(2)	Mr. Amery has been our chief executive officer since May 23, 2006. Compensation amounts for the fiscal years ended September 30, 2005 and 2004 were paid by Magenta UK.

(3)

Ms. Ray Saturnino was our chief executive officer from May 23, 2005, the date of our incorporation, to May 23, 2006, the date he was replaced by Mr. Amery. We did not pay any compensation to Mr. Saturnino during this period.

Employment Agreements

Nathan Amery provides his services as managing director and employee of Magenta UK under contracts between Mr. Amery and Magenta UK dated April 1, 2004 (as amended on July 14, 2004) and May 1, 2004. We had agreed to pay to Mr. Amery a salary of £34,500 per annum ($66,585 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00); however, effective July 1, 2006, Mr. Amery has agreed to a salary reduction, such that his salary is approximately £15,870 per annum ($30,629 per annum based on a foreign exchange rate on January 10, 2007 of $1.93:£1.00) . In addition, Magenta UK agreed to issue to Mr. Amery 245,000 ordinary shares of Magenta UK. By agreement, all 245,000 shares were issued to Mr. Amery prior to the execution of the share exchange agreement. These shares were exchanged for 1,475,904 shares of our common stock upon completion of our acquisition of Magenta UK. No additional shares are issuable to Mr. Amery pursuant to his employment contracts.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants

We have never granted any stock options to our directors and officers.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended September 30, 2006, or (ii) since the end of our most recent fiscal year on September 30, 2006.

Outstanding Stock Options

Our director and officer does not hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following consolidated financial statements of Magenta Media (US) Inc. are included with this prospectus. These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

MAGENTA MEDIA (US) INC. (AUDITED)

  Report of Independent Registered Public Accounting Firm dated November 2, 2006

  Consolidated Balance Sheets as at September 30, 2006 and 2005

  Consolidated Statements of Changes in Stockholders’ Deficiency for the period from incorporation (February 18, 2004) to September 30, 2006

  Consolidated Statements of Operations for the period from incorporation (February 18, 2004) to September 30, 2006

  Consolidated Statements of Cash Flows for the period from incorporation (February 18, 2004) to September 30, 2006

  Notes to Consolidated Financial Statements

Magenta Media (US) Inc.

(Formerly Hasox Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 and 2005

US FUNDS

Report of Independent Registered Public Accounting Firm

To the Stockholders of Magenta Media (US) Inc.:

We have audited the accompanying consolidated balance sheets of Magenta Media (US) Inc. (the “Company”) as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (February 18, 2004) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as at September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (February 18, 2004) to September 30, 2006, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations, had suffered recurring losses from operations and has total liabilities that exceed total assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
November 2, 2006	CHARTERED ACCOUNTANTS

Magenta Media (US) Inc.	Statement 1
(Formerly Hasox Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
US Funds

	September 30,	September 30,
ASSETS	2006	2005
Current
Cash	$35,242	$14,097
Accounts receivable	1,886	850
	37,128	14,947

Property and Equipment (Note 3)	1,657	3,191
	$38,785	$18,138

LIABILITIES
Current
Accounts payable	$33,844	$2,127
Accrued liabilities	49,949	31,957
Due to related parties (Note 9a)	27,136	14,660
Due to Hasox Inc. (Note 7)	-	23,627
	110,929	72,371
Going Concern (Note 1)

STOCKHOLDERS’ DEFICIENCY
Capital Stock
Common Stock
Authorized: 100,000,000 shares with $0.001 par value
Issued and fully paid: 32,065,295 shares (2005 - 12,500,000)
- Statement 2	32,065	12,500
Additional paid-in capital - Statement 2	2,047,539	185,110
Preferred Stock
Authorized: 5,000,000 shares with $0.001 par value
Issued and fully paid: Nil	-	-
Accumulated Comprehensive Gain - Statement 2	6,896	11,929
Deficit – Accumulated during the development stage - Statement 2	(2,158,644)	(263,772)
	(72,144)	(54,233)
	$38,785	$18,138

- See Accompanying Notes -

Magenta Media (US) Inc.	Statement 2
(Formerly Hasox Inc.)
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’
Deficiency
US Funds

				Deficit
				Accumulated
			Additional	During the	Accumulated	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders’
	Shares	Amount	Capital	Stage	Gain (Loss)	Deficiency
Shares issued for cash at $0.003
per share – April 30, 2004	4,548,193	4,548	8,849	-	-	13,397
Shares issued for consulting at
$0.018 per share – August 1,
2004	245,982	246	492	-	-	738
Loss for the year	-	-	-	(92,281)	-	(92,281)

Foreign exchange gain (loss)	-	-	-	-	1,220	1,220

Balance - September 30, 2004	4,794,175	4,794	9,341	(92,281)	1,220	(76,926)
Shares issued for consulting at
$0.003 per share - November
2, 2004	245,982	246	489	-	-	735
Shares issued for consulting at
$0.003 per share - February
1, 2005	245,982	246	523	-	-	769
Shares issued for consulting at
$0.003 per share – June 21,
2005	737,958	738	1,495	-	-	2,233
Shares issued for debt at $0.029
per share – July 20, 2005
(Note 6)	6,475,903	6,476	173,262	-	-	179,738
Loss for the year	-	-	-	(171,491)	-	(171,491)

Foreign exchange gain	-	-	-	-	10,709	10,709

Balance - September 30, 2005	12,500,000	12,500	185,110	(263,772)	11,929	(54,233)
Acquisition of Magenta New Media
Limited - Recapitalization - May
23, 2006 (Note 1)	12,165,295	12,165	19,774	-	-	31,939

Balance – May 23, 2006 – Issued
post acquisition	24,665,295	24,665	204,884	(263,772)	11,929	(22,294)
Shares issued for debt at $0.25
per share – June 30, 2006
(Note 5)	400,000	400	99,655			100,055
Shares issued for intellectual
property at $0.25 per share –
June 30, 2006 (Note 4)	7,000,000	7,000	1,743,000	-	-	1,750,000
Loss for the year	-	-	-	(1,894,872)	-	(1,894,872)
Foreign currency translation
adjustment	-	-	-	-	(5,033)	(5,033)

Balance - September 30, 2006	32,065,295	$32,065	$2,047,539	$(2,158,644)	$6,896	$(72,144)

- See Accompanying Notes -

Magenta Media (US) Inc.	Statement 3
(Formerly Hasox Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	February 18,
	Year Ended	Year Ended	2004 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Sales	$1,782	$760	$2,542

General and Administrative Expenses
Intellectual property (Note 4)	1,750,000	-	1,750,000
Salaries and wages	54,883	78,676	163,502
Accounting and auditing	52,298	21,786	103,737
Legal	23,325	1,665	25,900
Rent	10,806	11,101	26,455
Depreciation	1,644	1,214	3,166
Bad debt expense	870	-	870
Office	834	1,866	3,091
Bank charges	62	-	62
Technical support	58	5,828	5,886
Travel and promotion	18	766	830
Marketing and public relations	-	30,660	42,444
Development costs	-	18,689	31,568
Management costs	-	-	1,819
Total General and Administrative Expenses	1,894,798	172,251	2,159,330

Loss from Operations	(1,893,016)	(171,491)	(2,156,788)

Other Expenses
Foreign exchange loss	(1,190)	-	(1,190)
Write-down of assets	(666)	-	(666)
Loss for the Year	$(1,894,872)	$(171,491)	$(2,158,644)

Loss per Share - Basic and Diluted	$(0.10)	$(0.15)

Weighted Average Shares Outstanding	18,698,050	1,109,392

Comprehensive Loss
Loss for the year	$(1,894,872)	$(171,491)	$(2,158,644)
Foreign currency translation adjustment	(5,033)	10,709	6,896
Total Comprehensive Loss for the Year	$(1,899,905)	$(160,782)	$(2,151,748)

Comprehensive Loss per Share	$(0.10)	$(0.14)

- See Accompanying Notes -

Magenta Media (US) Inc.	Statement 4
(Formerly Hasox Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	February 18,
	Year Ended	Year Ended	2004 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Operating
Loss for the year	$(1,894,872)	$(171,491)	$(2,158,644)
Items not involving an outlay of cash:
Depreciation	1,644	1,214	3,166
Write-down of assets	666	-	666
Shares for consulting services	-	3,737	4,475
Accrued interest (Note 5)	55	-	55
Shares for intellectual property (Note 4)	1,750,000	-	1,750,000
Changes in non-cash working capital items:
Accounts receivable	(1,036)	2,485	(1,886)
Accounts payable	8,515	(2,333)	10,642
Accrued liabilities	5,382	5,491	37,339
	(129,646)	(160,897)	(354,187)
Investing
Acquisition of property and equipment	(776)	(1,068)	(5,489)
Cash acquired on purchase of Hasox Inc. (Note 1)	167,751	-	167,751
	166,975	(1,068)	162,262
Financing
Amount due to related parties	12,476	14,660	27,136
Amount due to Hasox Inc. (Note 7)	(23,627)	23,627	-
Loan proceeds (Note 6)	-	83,560	179,738
Share issuances for cash	-	-	13,397
	(11,151)	121,847	220,271

Effect of exchange rate changes on cash	(5,033)	10,709	6,896

Net Increase (Decrease) in Cash	21,145	(29,409)	35,242
Cash - Beginning of year	14,097	43,506	-
Cash - End of Year	$35,242	$14,097	$35,242

Income Taxes Paid	$-	$-	$-
Interest Paid	$-	$-	$-

Please refer to Note 12 for the supplemental schedule of non-cash investing and financing transactions.

- See Accompanying Notes -

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

1.	Organization and Going Concern

Organization

Hasox Inc. (the “Company” or "Hasox") was incorporated on May 23, 2005 under the laws of the State of Nevada. On September 14, 2006, the Company changed its name to Magenta Media (US) Inc.

By letter of intent dated June 2, 2005 and a Share Exchange Agreement ("Agreement") dated August 20, 2005 with Magenta New Media Limited ("Magenta"), a United Kingdom corporation, wherein Hasox agreed to issue to the shareholders of Magenta 12,500,000 Hasox shares in exchange for the 2,075,000 shares that constituted all the issued and outstanding shares of Magenta. On May 23, 2006, Magenta completed the reverse acquisition (“RTO”) under the Agreement with Hasox. Immediately before the date of the RTO, Hasox had 100,000,000 common shares authorized and 12,165,295 shares of common stock issued and outstanding. Pursuant to the RTO, all of the 2,075,000 issued and outstanding shares of common stock of Magenta were exchanged for 12,500,000 Hasox shares on an approximate 6.024 to 1 basis.

Immediately after the RTO, the management of Magenta took control of the board and officer positions of Hasox, constituting a change of control. Because the former owners of Magenta gained control of Hasox, the transaction would normally have been considered a purchase by Magenta. However, since Hasox was not carrying on a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of Magenta and the issuance of stock by Magenta (represented by the outstanding shares of Hasox) for the assets and liabilities of Hasox. The value of the net assets of Hasox acquired by Magenta is the same as their historical book value, being $31,939. At the date of the acquisition, the balance sheet of Hasox was as follows:

Cash	$100,719
Due from Magenta	67,032
Total Assets	$167,751

Accounts payable	$23,202
Accrued liabilities	12,610
Promissory notes payable	100,000
Total Liabilities	$135,812

Net Assets	$31,939

Magenta was incorporated on February 18, 2004 and is a technology and marketing company, headquartered in London, England.

The major asset of Magenta is the worldwide license (the “License”) to exploit a technology that has created a new software and hardware package for hotels’ in-room entertainment systems worldwide. This software is currently being marketed.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

1.	Organization and Going Concern – Continued

Going Concern and Liquidity Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2006, the Company has a net working capital deficit of $73,801, an accumulated deficit of $2,158,644 and has incurred an accumulated operating cash flow deficit of $354,187 since incorporation. The Company intends to continue funding operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next fiscal year.

Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Consolidation

These consolidated financial statements include the accounts of Magenta New Media Limited since its incorporation on February 18, 2004 and Magenta Media (US) Inc. since the reverse acquisition on May 23, 2006 (Note 1). All intercompany balances and transactions have been eliminated.

b)	Fiscal Year

The Company’s fiscal year ends on September 30.

c)	Risks and Uncertainties

The Company operates in an emerging industry that is subject to market acceptance and technological change. The Company's operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging business, including the potential risk of business failure.

d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies - Continued

e)	Development Stage Company

The Company is a development stage company as defined by SFAS No. 7. The Company is devoting substantially all of its present efforts to establish a new business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

f)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

g)	Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:

Estimated useful
life (in years)
Office and computer equipment	3

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the financial statements and any resulting gain or loss is included in the statement of operations.

h)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting year. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

i)	Revenue Recognition

Revenues are recognized when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collection is reasonably assured. Upfront contract payments received from the sale of services not yet earned are initially recorded as deferred revenue on the balance sheet.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the year compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the year in which the loss first becomes apparent. Payment terms vary by contract.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

j)	Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

	i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
	ii)	Non-monetary assets and liabilities, and equity at historical rates, and
	iii)	Revenue and expense items at the average rate of exchange prevailing during the year.

Gains and losses on re-measurement are included in determining net income for the year

Translation of balances from the functional currency into the reporting currency is conducted as follows:

	ii)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
	ii)	Equity at historical rates, and
	iii)	Revenue and expense items at the average rate of exchange prevailing during the year.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

k)	Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included in general and administrative expenses in the accompanying statements of operations.

l)	Shipping and Handling Charges

Shipping and handling costs are included in cost of sales in the accompanying statements of operations in accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs.”

m)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

n)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and amounts due to related parties. Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

o)	Concentrations and Credit Risk

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of amounts due to related parties.

p)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal years.

q)	Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information,” changed the way public companies report information about segments of their business in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company currently operates in two segments, Western Europe and United States (Note 10).

r)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service year (generally the vesting year of the equity grant). Before January 1, 2006, the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company adopted FAS 123(R) using the modified prospective method, which requires the Company to record compensation expense over the vesting year for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, financial statements for the years prior to January 1, 2006 have not been restated to reflect the fair value method of expensing share-based compensation. Adoption of SFAS No. 123(R) does not change the way the Company accounts for share-based payments to non-employees, with guidance provided by SFAS 123 (as originally issued) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

s)	Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

t)	Loss per Share

The Company computes net loss per common share using SFAS No. 128 "Earnings Per Share." Basic loss per common share is computed based on the weighted average number of shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at September 30, 2006 and 2005. The Company has incurred net losses and has no potentially dilutive common shares, therefore; basic and diluted loss per share are the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

u)	Treasury Stock

The Company accounts for acquisitions of treasury stock under the cost method. Treasury stock is recorded as a separate component of stockholders' equity (deficiency) at cost, and paid-in capital accounts are not adjusted until the time of sale, retirement or other disposition.

v)	Software Costs

The Company’s policy is that software development costs related to the product line are charged to expense as incurred in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed."

Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed in accordance with American Institute of Certified Public Accountants' Statement ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalized software costs, if any, will be reflected as rights and technology on the balance sheet.

w)	Obligations Under Capital Leases

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded with its related long-term financing. As at the current year-end, the Company does not have any capital lease obligations. Payments under operating leases are expensed as incurred.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

x)	Recently Adopted Accounting Standards

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS 158”). SFAS 158 requires an employer that sponsors one or more single- employer defined benefit plans to (a) recognize the overfunded or underfunded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the year but are not recognized as components of net periodic benefit cost pursuant to SFAS 87, “Employers’ Accounting for Pensions”, or SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for the Company’s fiscal year ending September 30, 2007. The adoption of SFAS 158 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). The Statement provides guidance for using fair value to measure assets and liabilities. The Statement also expands disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not expand the use of fair value measurements in any new circumstances. Under this Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. SFAS 157 is effective for the Company for fair value measurements and disclosures made by the Company in its fiscal year beginning on October 1, 2008. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”), which amends FASB Statement No. 140 (“SFAS No. 140”). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

x)	Recently Adopted Accounting Standards – Continued

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements – an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior years’ financial statements of changes in accounting principle, unless it is impracticable to determine either the year-specific effects or the cumulative effect of the change. When it is impracticable to determine the year- specific effects of an accounting change on one or more individual prior years presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest year for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that year rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior years, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 will have a significant impact on its results of operations.

3.	Property and Equipment

Details are as follows:

			Net Book	Net Book
			Value	Value
		Accumulated	September 30,	September 30,
	Cost	Depreciation	2006	2005

Office and computer equipment	$3,490	$1,833	$1,657	$3,191

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

4.	Agency Exploitation Agreement

a)

By agency exploitation agreement dated March 30, 2004, between the Company and third party licensors, the Company is allowed to use, deal with and exploit the intellectual property rights to the New Media Technology in the regions of Australia, Asia, Europe, United States and Canada. On June 30, 2006, the intellectual property was purchased by the Company and the agency exploitation agreement was cancelled.

The purchase of the intellectual property was pursuant to an agreement dated June 30, 2006, whereby the Company acquired from an unrelated third party, the New Media Technology by issuing 5,000,000 common shares on June 30, 2006. The New Media Technology is a software platform for “Wireless Guest Entertainment” that allows hoteliers to increase guest satisfaction by providing bespoke wireless entertainment and services packages to luxury hotels. The value assigned was $1,250,000, being equal to the most recent share transaction of the Company of $0.25 per share. This amount was expensed, as it does not meet the criteria for capitalization as set out in SFAS No. 86.

b)

By letter of agreement effective April 10, 2006, between the Company and an outside party, the Company was assigned the rights and obligations of an agency exploitation agreement with third party licensors. This assignment allows the Company to use, deal with and exploit the intellectual property rights to the TV Extension Platform Technology. On June 30, 2006, the intellectual property was purchased by the Company and the agency exploitation agreement was cancelled.

The purchase of the intellectual property was pursuant to an agreement dated June 23, 2006, whereby the Company acquired from an unrelated third party, the TV Extension Platform Technology by issuing 2,000,000 common shares on June 30, 2006. The TV Extension Platform Technology is a software platform created by independent software modules enabling the launch of interactive services by a television broadcaster. This platform allows for client interaction and financial processing for purchasing products or services through telephone networks. The value assigned was $500,000, being equal to the most recent share transaction of the Company of $0.25 per share. This amount was expensed, as it does not meet the criteria for capitalization as set out in SFAS No. 86.

5.	Promissory Notes Payable

During the current year, the Company received $100,000 in cash by issuing promissory notes. These notes bore interest at the US bank prime rate and were payable on demand. By agreements dated May 4 and 15, 2006 and effective June 30, 2006, the Company entered into debt conversion agreements whereby the Company agreed to issue 400,000 common shares valued at $0.25 per share in full settlement of the $100,000 in loans advanced to the Company plus related interest of $55.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

6.	Loan Payable to Related Party

By agreement dated October 4, 2004 the Company entered into a loan agreement with the majority shareholder whereby the shareholder would make available up to $269,655 (GBP150,000). The facility was to be available in tranches of $53,931 (GBP30,000) every three months. The facility was to be paid, including all accrued interest, by April 1, 2007 and bore interest at 6% per annum above the Svenska Handelsbanken Plc base rate or 10% per annum whichever is greater. During the first eighteen months from the date of the agreement, the loan was interest free. As security the shareholder had a first charge debenture agreement on all Company assets. By agreement dated July 20, 2005, the Company issued 6,475,903 common shares in full settlement of the $179,738 (GBP103,280) balance owing. The loan facility was cancelled at that time. No interest was paid, as the loan was settled within eighteen months.

7.	Due to Hasox Inc.

The amount due to Hasox Inc. (“Hasox”) of $Nil (2005 - $23,627) is non-interest bearing, unsecured and due on demand. Effective May 23, 2006, Hasox acquired Magenta (Note 1).

8.	Capital Stock

a)

The number of shares outstanding presented in these financial statements relating to share transactions taking place prior to May 23, 2006 has been restated to reflect the approximate 6.024:1 ratio based upon the 12,500,000 Hasox shares issued on May 23, 2006 to acquire the 2,075,000 shares of Magenta New Media Limited (Note 1).

b)	During the year ended September 30, 2004, the Company split its stock on a 100 new for 1 old basis.

c)	During the year ended September 30, 2004, the Company issued 4,548,193 common shares for a cash consideration of $13,397.

d)

During the year ended September 30, 2004, the Company issued 245,982 of common stock to the Managing Director for consulting and employment services (Note 9b). The shares were recorded at $738 being the fair value at the time of issuance.

e)

During the prior year, the Company issued 1,229,922 of common stock to the Managing Director for consulting and employment services (Note 9b). The shares were recorded at $3,737 being the fair value at the time of issuance.

f)	By agreement dated July 20, 2005, the Company issued 6,475,903 common shares in full settlement of $179,738 of debt owed to the majority shareholder (Note 6).

g)	On June 30, 2006, the Company issued 400,000 common shares at $0.25 per share in full settlement of the $100,000 promissory notes payable and related interest of $55 (Note 5).

h)

On June 30, 2006, the Company issued 5,000,000 common shares to acquire the New Media Technology. The value assigned was $1,250,000 being equal to the most recent share transaction of the Company at $0.25 per share (Note 4a).

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

8.	Capital Stock - Continued

i)

On June 30, 2006, the Company issued 2,000,000 common shares to acquire the TV Extension Platform Technology. The value assigned was $500,000 being equal to the most recent share transaction of the Company at $0.25 per share (Note 4b).

There were no warrants or stock options granted during the current year and none were outstanding as at September 30, 2006 and 2005.

9.	Related Party Balances and Transactions

a)

The amounts due to related parties of $27,136 (2005 - $14,660) are non-interest bearing and due on demand. Included in due to related parties are $13,091 (2005 - $12,016) owing to a corporate shareholder of the Company and $14,045 (2005 - $2,644) owing to a company with directors in common with a corporate shareholder of the Company.

b)

By employment agreement dated April 1, 2004 and amended July 14, 2004, the Company agreed to pay the Managing Director $64,029 (GBP34,500) per annum plus 245,982 common shares every three months to a maximum of 1,475,904 shares. As at September 30, 2005, the maximum common shares have been issued. During the current year, $49,361 (2005 - $66,854) was paid or accrued to the Managing Director, of which $49,361 (2005 - $63,117) was paid in cash and $Nil (2005 - $3,737) was from the issuance of Nil (2005 – 1,229,922) common shares.

c)	During the current year, the Company paid or accrued the following fees:

i)

$Nil (2005 - $6,661) for accounting and auditing fees, $Nil (2005 - $1,665) for legal fees, $Nil (2005 - $16,652) for marketing and public relations, $Nil (2005 - $8,326) for rent and $Nil (2005 - $5,828) for consulting and technical support to a company that is a shareholder of the Company; and

	ii)	$10,806 (2005 - $2,775) for rent to a company with directors in common with a corporate shareholder of the Company.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

10.	Segmented Information

Details on a geographic basis as at September 30, 2006 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$24,001	$14,784	$38,785
Revenue	$1,782	$-	$1,782
Loss for the year	$(101,054)	$(1,793,818)	$(1,894,872)

Details on a geographic basis as at September 30, 2005 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$18,138	$-	$18,138
Revenue	$760	$-	$760
Loss for the year	$(171,491)	$-	$(171,491)

11.	Income Taxes

The Company has incurred net operating losses for UK tax purposes of approximately $365,000, which may be carried forward indefinitely and used to reduce taxable income of future years. The Company also has accumulated net operating losses for U.S. federal income tax purposes of approximately $130,000, which may be carried forward until 2026 and used to reduce taxable income of future years. In addition, the Company has $1,720,000 of intellectual property costs deductible for tax purposes at $117,000 per year.

Details of future income tax assets:

	September 30,	September 30,
Future income tax assets:	2006	2005
Net operating losses	$495,000	$264,000
Intellectual property costs deductible for tax	1,720,000	-
purposes
	2,215,000	264,000
Effective US and UK corporate tax rates	31%	30%
Future income tax asset	687,000	79,200
Valuation allowance	(687,000)	(79,200)
	$-	$-

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

Magenta Media (US) Inc.
(Formerly Hasox Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

12.	Non-cash transactions

The following is a schedule of non-cash investing and financing transactions:

			Cumulative
			From
			Incorporation
	For the	For the	February 18,
	Year Ended	Year Ended	2004 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Schedule of Non-Cash Investing and Financing
Transactions
Shares issued for acquisition of Magenta New Media
Limited	$31,939	$-	$31,939
Shares issued for consulting services	$-	$3,737	$4,475
Shares issued to related party for debt (Note 6)	$-	$179,738	$179,738
Shares issued for intellectual property (Note 4)	$1,750,000	$-	$1,750,000
Shares issued for debt (Note 5)	$100,055	$-	$100,055
Acquisition of Assets and Liabilities of Hasox Inc.:
Due from Magenta New Media Limited	$67,032	$-	$67,032
Accounts Payable	$23,202	$-	$23,202
Accrued liabilities	$12,610	$-	$12,610
Promissory notes payable	$100,000	$-	$100,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.